EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF FEBRUARY 24, 2014

among

INTRALINKS, INC.,
as Borrower,

INTRALINKS HOLDINGS, INC.,
as Holdings,

THE FINANCIAL INSTITUTIONS LISTED HEREIN,
as Lenders,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

J.P. MORGAN SECURITIES LLC,
as Lead Arranger and Sole Bookrunner

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Page

5.18	Insurance.	72
5.19	Use of Proceeds.	72
Section 6.	COMPANY’S AFFIRMATIVE COVENANTS	72
6.1	Financial Statements and Other Reports.	72
6.2	Existence, Etc.	76
6.3	Payment of Taxes and Claims; Tax.	76
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.	76
6.5	Inspection Rights; Lender Meeting.	77
6.6	Compliance with Laws, Etc.	78
6.7	Environmental Matters.	78
6.8	Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.	79
6.9	Matters Relating to Additional Real Property Collateral.	80
6.1	[Reserved].	82
6.11	Deposit Accounts and Securities Accounts.	82
6.12	Ratings.	82
6.13	[Reserved].	83
6.14	Post-Closing Collateral Matters.	83
Section 7.	COMPANY’S NEGATIVE COVENANTS	83
7.1	Indebtedness.	83
7.2	Liens and Related Matters.	85
7.3	Investments; Acquisitions.	88
7.4	Restricted Junior Payments.	89
7.5	Financial Covenant—Maximum Consolidated Net Leverage Ratio.	91
7.6	Restriction on Fundamental Changes; Asset Sales.	92
7.7	[Reserved].	93
7.8	Transactions with Shareholders and Affiliates.	93
7.9	Conduct of Business.	94
7.1	Amendments or Waivers of Certain Agreements.	94
7.11	Fiscal Year.	95
7.12	Ownership of Subsidiaries.	95
7.13	Sale and Leaseback Transactions.	95
7.14	Use of Proceeds.	95
Section 8.	EVENTS OF DEFAULT	95
8.1	Failure to Make Payments When Due.	95
8.2	Default in Other Agreements.	96
8.3	Breach of Certain Covenants.	96
8.4	Breach of Warranty.	96
8.5	Other Defaults Under Loan Documents.	96
8.6	Involuntary Bankruptcy; Appointment of Receiver, Etc.	96
8.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.	97
8.8	Judgments and Attachments.	97
8.9	Dissolution.	97
8.1	Employee Benefit Plans.	98
8.11	Change in Control.	98
8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.	98

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Section 9.	ADMINISTRATIVE AGENT	98
9.1	Appointment.	98
9.2	Powers and Duties; General Immunity.	100
9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.	101
9.4	Right to Indemnity.	101
9.5	Resignation of Agents; Successor Administrative Agent and Collateral Agent.	102
9.6	Collateral Documents; Guaranty and Intercreditor Agreement.	102
9.7	Duties of Other Agents.	103
9.8	Administrative Agent May File Proofs of Claim.	103
9.9	Withholding Taxes.	104
9.1	Secured Cash Management Agreements and Secured Swap Contracts.	104
Section 10.	MISCELLANEOUS	105
10.1	Successors and Assigns; Assignments and Participations in Loans.	105
10.2	Expenses.	111
10.3	Indemnity.	111
10.4	Set-Off.	112
10.5	Ratable Sharing.	113
10.6	Amendments and Waivers.	114
10.7	Independence of Covenants.	115
10.8	Notices; Effectiveness of Signatures; Electronic Communications.	115
10.9	Survival of Representations, Warranties and Agreements.	116
10.1	Failure or Indulgence Not Waiver; Remedies Cumulative.	117
10.11	Marshalling; Payments Set Aside.	117
10.12	Severability.	117
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.	117
10.14	Intentionally Omitted.	118
10.15	Applicable Law.	118
10.16	Construction of Agreement; Nature of Relationship.	118
10.17	Consent to Jurisdiction and Service of Process.	118
10.18	Waiver of Jury Trial.	119
10.19	Confidentiality.	119
10.2	Counterparts; Effectiveness.	120
10.21	USA Patriot Act.	121
10.22	No Advisory or Fiduciary Responsibility.	121
10.23	Intercreditor Arrangements.	122

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EXHIBITS
I    FORM OF NOTICE OF BORROWING
II    FORM OF NOTICE OF CONVERSION/CONTINUATION
III    [RESERVED]
IV    FORM OF NOTICE OF PREPAYMENT
V    FORM OF TERM NOTE
VI    [RESERVED]
VII    [RESERVED]
VIII    FORM OF COMPLIANCE CERTIFICATE
IX    FORM OF OPINION OF COMPANY COUNSEL
X    FORM OF ASSIGNMENT AGREEMENT
XI    FORM OF SOLVENCY CERTIFICATE
XII    FORM OF GUARANTY
XIII    FORM OF SECURITY AGREEMENT
XIV    FORM OF U.S. TAX COMPLIANCE CERTIFICATE
XV    [RESERVED]
XVI    FORM OF OTHER AFFILIATE ASSIGNMENT AGREEMENT
XVII    FORM OF INTERCREDITOR AGREEMENT
SCHEDULES

2.1    LOAN COMMITMENTS
4.1    FOREIGN COUNSEL
5.1    ORGANIZATIONAL CHART; SUBSIDIARIES OF COMPANY
5.3    FINANCIAL CONDITION
5.5B    REAL PROPERTY
5.7A    PAYMENT OF TAXES
5.18    INSURANCE
7.1    CERTAIN EXISTING INDEBTEDNESS
7.2    CERTAIN EXISTING LIENS
7.3    CERTAIN EXISTING INVESTMENTS
7.8    TRANSACTIONS WITH AFFILIATES

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INTRALINKS, INC.

CREDIT AGREEMENT
This CREDIT AGREEMENT is dated as of February 24, 2014 and entered into by and among INTRALINKS, INC., a Delaware corporation (the “Company”), INTRALINKS HOLDINGS, INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (each individually referred to herein as a “Lender” and collectively as “Lenders”) and JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent (in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, “Collateral Agent”) for the Lenders.
R E C I T A L S
WHEREAS, Lenders have agreed to extend term loans to Company, the proceeds of which will be used to (i) refinance the Existing Indebtedness to Be Repaid (the “Refinancing”), (ii) pay Transaction Costs and (iii) provide financing for working capital and other general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions, Investments, redemptions, distributions and capital expenditures not prohibited by the Loan Documents.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Holdings, Lenders, Administrative Agent and Collateral Agent agree as follows:

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Section 1.DEFINITIONS

1.1	Certain Defined Terms.
The following terms used in this Agreement shall have the following meanings:
“ABL Credit Agreement” means the Credit Agreement, dated as of February 24, 2014, among the Company, Holdings and JPMorgan Chase Bank, N.A. (as such agreement may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time).
“ABL Documents” means any agreement or instrument governing or evidencing the ABL Revolving Loans.
“ABL Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“ABL Obligations Payment Date” has the meaning assigned to such term in the Intercreditor Agreement.
“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“ABL Representative” has the meaning assigned to such term in the Intercreditor Agreement.
“ABL Revolving Loan” means the “Loans” as defined in the ABL Credit Agreement.
“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with subsection 2.14.
“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.
“Affected Lenders” has the meaning assigned to that term in subsection 2.6C.
“Affected Loans” has the meaning assigned to that term in subsection 2.6C.
“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Affiliated Funds” means Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

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“Agents” means Administrative Agent and Collateral Agent.
“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.
“Agreement” means this Credit Agreement dated as of February 24, 2014.
“Anti-Money Laundering Laws” means, collectively, all applicable financial recordkeeping and reporting statutes, including those of the Bank Secrecy Act, as amended, and the applicable anti-money laundering statutes and anti-bribery statutes of jurisdictions where Holdings and its Subsidiaries conduct business (including the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder), or to which Holdings and its Subsidiaries are otherwise subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.
“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger and bookrunner.
“Asset Sale” means the sale by any Loan Party or any of its Subsidiaries to any Person (other than (x) in the case of any sale by Company or any Guarantor, a sale to Company or a Guarantor or (y) in the case of any sale by any Subsidiary that is not a Guarantor, a sale to another Subsidiary that is not a Guarantor) of (i) any of the stock of any of Company’s Subsidiaries (including any issuance of stock by such Subsidiaries) to a Person other than Company or a Guarantor (excluding directors’ qualifying shares) or, in the case of a Subsidiary that is not a Guarantor and is not a Wholly Owned Subsidiary of Holdings, to its existing equity holders on a pro rata basis; (ii) substantially all of the assets of any division or line of business of Company and its Subsidiaries taken as a whole; or (iii) any assets (whether tangible or intangible) of Company or any of its Subsidiaries, including by way of merger or consolidation and including any Sale and Leaseback Transaction (other than (a) inventory sold in the ordinary course of business, (b) Cash or Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of compromise or collection, (d) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $3,000,000 or less, (e) the making of Investments permitted by subsection 7.3 and (f) sales and other dispositions of assets permitted by subsection 7.6 (other than clause (iv) thereof)).
“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit X annexed hereto.
“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Holdings’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Available Amount” means at any time (the “Reference Time”), an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:
(a)    $10,000,000, plus

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(b)    sum of the products obtained by multiplying (i) the applicable Retained Percentage by (ii) Consolidated Excess Cash Flow, in each case for each Fiscal Year (commencing with Fiscal Year 2014) in respect of which a Compliance Certificate has been delivered as required hereunder; provided that such Consolidated Excess Cash Flow for any given Fiscal Year shall not be less than zero, plus
(c)    the Net Securities Proceeds from any issuance of Specified Equity (other than any Specified Equity Contribution or any Specified Equity issued to a Subsidiary of Holdings) by Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Time that are contributed to the common equity capital of Company, plus
(d)    in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to subsection 7.3(vii)(y) or 7.3(xi)(y), an amount equal to the aggregate amount received by Company or any of its Subsidiaries in cash and Cash Equivalents immediately following the Closing Date through and including the Reference Time from: (i) the sale (other than to Holdings or any of its Subsidiaries) of such Investment less any amounts that would be deducted pursuant to the definition of Net Asset Sale Proceeds if such sale constituted an Asset Sale, (ii) any dividend or other distribution received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments received in respect of any such Investment, plus
(e)    any Declined Amounts, minus
(f)    the sum, without duplication, of:
(i)    the aggregate amount of Permitted Acquisitions of Persons that do not become Guarantors made pursuant to subsection 7.3(vii)(y) following the Closing Date and prior to the Reference Time, plus
(ii)    the aggregate amount of Investments made pursuant to subsection 7.3(xi)(y) following the Closing Date and prior to the Reference Time, plus
(iii)    the aggregate amount of Restricted Junior Payments pursuant to subsection 7.4(ix)(y) following the Closing Date and prior to the Reference Time, plus
(iv)    the aggregate amount of prepayments of Junior Financing pursuant to subsection 7.10B(y) following the Closing Date and prior to the Reference Time;
provided that the amount specified in clause (a) above shall not be available to make Restricted Junior Payments or prepayments of Junior Financing unless, after giving effect to such Restricted Junior Payment or prepayment and the transaction or transactions, if any, generating the proceeds used to finance such Restricted Junior Payment or prepayment, in each case on a pro forma basis in accordance with subsection 1.2B, (I) Holdings shall be in Pro Forma Compliance and (II) Holdings’ Consolidated Senior Secured Net Leverage Ratio as of the end of the most recently ended Fiscal Quarter shall be less than 2.25:1.00.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

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“Base Rate” means, at any time, the highest of (i) the Prime Rate, (ii) the rate which is ½ of 1% in excess of the Federal Funds Effective Rate and (iii) the Eurodollar Rate for an Interest Period of one month beginning on the day on which such time falls (or if such time falls on a day that is not a Business Day, the immediately preceding Business Day) plus 1.0% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change. Administrative Agent will give notice promptly to Company and the Lenders of changes in the Base Rate; provided that (a) the failure to give such notice shall not affect the Base Rate in effect after such change and (b) the Base Rate shall be deemed to never be less than 3.00% per annum.
“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.
“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing; provided that any Indebtedness of a Person which by its terms is convertible into Capital Stock of such Person shall be deemed not to be Capital Stock prior to such conversion.
“Cash” means money, currency or a credit balance in a Deposit Account.
“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within two years after such date; (ii) marketable direct obligations issued by any agency of the United States, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within two years after such date and having a rating of at least A or A-1 from S&P or at least A1 or P-1 from Moody’s; (iii) any commercial paper maturing no more than two years from the date of creation thereof and rated at least A or A-1 from S&P or at least A1 or P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within two years after such date and issued or accepted by any Lender or former Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has capital, surplus and undivided profits of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has investment guidelines that require at least 90% of its assets invested continuously in the types of investments referred to in clause (i), (ii), (iii) or (iv) above with maturities of at least two years from the date of creation

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thereof, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) in the case of any Foreign Subsidiary, short term investments believed in good faith by Company to be of comparable credit quality or of the highest obtainable credit quality and tenure to those described in clauses (i) through (v) above.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means (i) any Person that was a Lender or an Affiliate of a Lender on the Closing Date and that has entered into a Cash Management Agreement with Company or any of its Subsidiaries; (ii) the Administrative Agent or any Affiliate thereof that has entered into a Cash Management Agreement with Company or any of its Subsidiaries or (iii) any other Person that was a Lender or an Affiliate of a Lender at the time that it entered into a Cash Management Agreement with Company or any of its Subsidiaries.
“CFC” has the meaning assigned to that term in subsection 6.8B.
“CFC Holdco” has the meaning assigned to such term in subsection 6.8B.
“Change in Control” means:
(i)     (A) (I) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the beneficial owner, directly or indirectly, of Capital Stock of Holdings with more than thirty-five percent (35%) of the voting power of all outstanding Capital Stock of Holdings with the power to vote generally on matters submitted to a vote of the stockholders of Holdings and (II) the Permitted Holders collectively shall beneficially own and control Capital Stock of Holdings with a lesser percentage of the voting power of all outstanding Capital Stock of Holdings than such person or group or (B) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; or
(ii)    at any time, all of the capital stock of Company ceasing to be directly or indirectly owned by Holdings free of Liens (other than non-consensual Liens and Liens created by the Loan Documents and the ABL Documents).
As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to those terms in the Exchange Act and the rules and regulations promulgated thereunder.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority having the effect of a change in law, rule, regulation or treaty or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority. Notwithstanding anything to the contrary herein, it is understood and agreed that (x) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pulp. 111-203, H.R. 4173) and any requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in

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each case pursuant to Basel III, shall be deemed to be a Change in Law regardless of the date enacted, adopted or issued.
“Class,” when used in reference to any Loan, shall refer to whether such Loan, or the Loans comprising such borrowing, are Initial Term Loans, Incremental Term Loans, Extended Term Loans (of the same Extension Series) or Refinancing Term Loans (of the same Refinancing Series) and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment (of the same Refinancing Series). For the avoidance of doubt, each Extended Term Loan is of a different Class than the Class or Classes of Term Loans from which it was converted and each Refinancing Term Loan is of a different Class than the Term Loan from which it was converted. There shall be no more than an aggregate of three Classes of term loan facilities under this Agreement at any time.
“Closing Date” means February 24, 2014.
“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” means JPM, in its capacity as collateral agent for Secured Parties pursuant to the Collateral Documents, and also means and includes any successor Collateral Agent appointed pursuant to subsection 9.5.
“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any other agreements or documents from time to time in order to grant to Collateral Agent, on behalf of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.
“Commitments” means, with respect to each Lender, without duplication, such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment or Refinancing Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to that term in subsection 10.8.
“Company” has the meaning assigned to that term in the introduction to this Agreement.
“Company Competitor” means (a) any Person that is an operating company engaged in substantially similar business operations as Company and or any of its Subsidiaries and (b) any of such Person’s subsidiaries, in each case other than any Person that is a financial institution, a debt fund or an investment vehicle that is engaged primarily in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to unaffilated third parties.
“Company Materials” has the meaning assigned to that term in subsection 6.1(xvii).
“Competitor Controller” means (a) any direct or indirect parent of a Company Competitor and (b) any Person that is a controlled Affiliate of such Company Competitor, in each case

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other than any Person that is a financial institution, a debt fund or an investment vehicle that is engaged primarily in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to unaffiliated third parties.
“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.
“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries, but excluding:
(a)    capitalized interest,
(b)    expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party or any of their Subsidiaries) and for which neither any Loan Party nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), and
(c)    any expenditure made (i) with Net Asset Sale Proceeds not required to be applied to repay Loans, (ii) to restore, replace or rebuild property following any damage, loss, destruction or condemnation of such property with Net Insurance/Condemnation Proceeds not required to be applied to repay the Loans, or (iii) to the extent constituting any portion of a Permitted Acquisition.
For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).
“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of each of Funded Debt and Capital Leases.
“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of:

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(i)    Consolidated Net Income,
(ii)    Consolidated Interest Expense,
(iii)    provisions for taxes based on income, capital or profits (including federal, foreign, state, local, franchise, exercise and similar taxes),
(iv)    total depreciation expense,
(v)    total amortization expense (including the amortization of any software development costs that have been capitalized in accordance with GAAP),
(vi)    other noncash items (other than any such noncash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), including any noncash charges for (a) goodwill write offs and write downs, (b) employee compensation plans and expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or contractors, and (c) purchase accounting adjustments (including the impact of adjusting deferred revenues),
(vii)    any extraordinary charges or losses determined in accordance with GAAP and any unusual or nonrecurring charges,
(viii)    Transaction Costs,
(ix)    costs and expenses incurred in connection with public offerings of Capital Stock or debt securities, Permitted Acquisitions and Investments,
(x)    any non-cash loss attributable to the mark-to-market movement in the valuation of Hedge Agreements or other derivative instruments (to the extent the cash impact resulting from such loss has not been realized) pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,”
(xi)    losses from and cost and expenses incurred in respect of any sale or other disposition of property (including but not limited to Asset Sales) permitted by the terms of this Agreement made outside the ordinary course of business,
(xii)    non-recurring charges resulting from severance, integration and other adjustments (including restructuring charges) made as a result of any sale or other disposition of property permitted by the terms of this Agreement,
(xiii)    any losses from the early extinguishment of Indebtedness or Hedge Agreements,
(xiv)    any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142—“Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144—“Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141—“Business Combinations,”
(xv)    non-recurring charges resulting from the relocation of major offices of the Company in an amount not to exceed $3.5 million in the aggregate,

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(xvi)    to the extent covered by insurance proceeds, losses in connections with casualty events,
(xvii)    the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by Company in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken in connection with any acquisition, disposition or bona fide cost savings initiative by Company or any Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed Officer’s Certificate shall be delivered to the Administrative Agent, disclosing the actions that have been taken and certifying that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable as determined in good faith by Company, (B) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (xvii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period and (C) the aggregate amount of cost savings, operating expense reductions, operating improvements and synergies added to Consolidated EBITDA pursuant to this clause (xvii) plus the amount of addbacks pursuant to clause (xviii) shall not exceed 15.0% of Consolidated EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustment pursuant to clause (xviii) or this clause (xvii)),
(xviii)    the amount of start-up losses from commencement of businesses in new jurisdictions; provided that the aggregate amount of start-up losses added to Consolidated EBITDA pursuant to this clause (xviii) plus the amount of addbacks pursuant to clause (xvii) shall not exceed 15% of Consolidated EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustment pursuant to clause (xvii) or this clause (xviii)),
(xix)    amendment or consent fees paid to the Agents or the Lenders, and
(xx)    costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, the rules of any national securities exchange on which the Capital Stock of Holdings may be listed, but only, in the case of clauses (ii) through (xx) (other than clause (xvii)), to the extent deducted in the calculation of Consolidated Net Income, less
(a) noncash items added in the calculation of Consolidated Net Income (other than any such noncash item to the extent it will result in the receipt of cash payments in any future period), (b) extraordinary, unusual or nonrecurring gains, (c) gains in respect of any sale or other disposition of property (including but not limited to Asset Sales) made outside the ordinary course of business and (d) returned surplus assets of any Pension Plan, in each case to the extent added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP; provided, however, that Consolidated EBITDA for the Fiscal Quarters ended nearest to December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013 shall be deemed to be $9,100,000, $11,600,000, $8,800,000 and $7,700,000, respectively.

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“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, (b) the Consolidated Working Capital Adjustment and (c) extraordinary, unusual or nonrecurring cash gains deducted from Consolidated EBITDA minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt (excluding (x) repayments of revolving loans except to the extent the revolving loan commitment is permanently reduced in connection with such repayments and (y) any such repayments out of the proceeds of refinancing Indebtedness), (b) internally generated (i.e. unfinanced) funds of Holdings and its Subsidiaries used to make Consolidated Capital Expenditures (and any amounts that would be included as Consolidated Capital Expenditures but for the operation of clause (c)(ii) of the definition thereof (except, in the case of such clause (c)(ii), to the extent made out of Net Insurance/Condemnation Proceeds)), (c) Consolidated Cash Interest Expense, (d) current taxes based on income, capital or profits of Holdings and its Subsidiaries and paid in cash with respect to such period, (e) internally generated (i.e. unfinanced) funds of Holdings and its Subsidiaries used during such period to finance Permitted Acquisitions and Investments permitted by subsections 7.3(vii), (viii) (to the extent such amounts have not already been deducted in calculating Consolidated Net Income) and (xi)(a), (f) any other amount paid from internally generated (i.e. unfinanced) funds of Holdings and its Subsidiaries during such period which was added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clauses (vii), (viii), (ix), (xi), (xii), (xv), (xviii) and (xix) of the definition of Consolidated EBITDA, (g) any amount paid from internally generated (i.e. unfinanced) funds applied to make Restricted Junior Payments permitted by subsection 7.4 (other than clauses (i), (iii), (iv), (vi), (viii) and (ix) thereof), (h) any cash security deposits made in respect of leases for office space and (i) any amounts included in Consolidated EBITDA pursuant to clauses (xvii) or (xviii) thereof not paid in cash.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, Attributable Indebtedness and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and net costs under Interest Rate Agreements that are considered interest expense in accordance with GAAP.
“Consolidated Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such date minus the aggregate amount of cash and Cash Equivalents of the Loan Parties as at such date in an amount not to exceed $20,000,000 to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.
“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Holdings), except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) except as contemplated by subsection 1.2, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries and (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

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“Consolidated Senior Secured Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Senior Secured Debt as at such date minus the aggregate amount of cash and Cash Equivalents of the Loan Parties as at such date in an amount not to exceed $20,000,000 to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Senior Secured Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, secured by a Lien at such date.
“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period, exclusive of any increase as a result of Net Insurance/Condemnation Proceeds that have been invested pursuant to subsection 2.4B(iii); provided that, in each case such amounts shall be increased or decreased by any noncash purchase accounting adjustment contemplated by clause (vi)(c) of the definition of Consolidated EBITDA.
“Continuing Member” means, as of any date of determination, any member of the Governing Body of Holdings who was (i) (x) a member of such Governing Body on the Closing Date or (y) nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved or (ii) appointed by the Permitted Holders.
“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institutions or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with entitlement orders or instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or the applicable Guarantor, subject to the Intercreditor Agreement.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted Secured Refinancing Indebtedness, (b) Permitted Unsecured Refinancing Indebtedness or (c) Indebtedness incurred pursuant to a Refinancing Amendment or Refinancing Term Loan Commitments, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, any Class of existing Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (all

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or such portion of such existing Class of Term Loans, the “Refinanced Debt”); provided that (i) such exchanging, extending, refunding, renewing, replacement, or refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon and fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness has a maturity that is not prior to the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Refinanced Debt, (iii) such Indebtedness shall have pricing, fees (including upfront fees and OID), optional prepayment, redemption premiums and subordination terms as determined by Company and the investors providing such Indebtedness, (iv) the terms of such Indebtedness shall not provide for (a) any scheduled repayment, mandatory redemption, sinking fund obligation, mandatory offer to purchase or other payment prior to the Maturity Date of the Refinanced Debt, other than customary offers to purchase or prepayment events upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default that are in each case no event more onerous to Holdings and its Subsidiaries than the corresponding provisions hereof and (b) if such Indebtedness is unsecured or secured by a junior Lien, any mandatory prepayments, sinking fund payments, mandatory offers to purchase or similar payments (except scheduled payments and payments following acceleration upon an event of default) until the Initial Term Loans and any other Indebtedness secured by the Collateral on a pari passu basis with the Initial Term Loans are first paid in full, (v) except for pricing, fees, and optional redemption, the terms and conditions of such Indebtedness (except as otherwise provided in clauses (ii) and (iii) above) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the then Latest Maturity Date), (vi) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (vii) such Credit Agreement Refinancing Indebtedness is applied ratably to repay or terminate the Refinanced Debt of the Class constituting the Refinanced Debt.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.
“Debt Fund Affiliate” means any Affiliate of any Other Affiliate that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course and with respect to which any Other Affiliate, directly or indirectly, does not possess the power to direct or cause the direction of the investment policies of any such Affiliate.
“Declined Amounts” has the meaning assigned to that term in subsection 2.4B(iv)(d).
“Declining Lender” has the meaning assigned to such term in subsection 2.4B(iv)(d).
“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings or any of its Subsidiaries in connection with an Asset Sale that is so

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designated as Designated Noncash Consideration pursuant to an Officer’s Certificate of Company delivered to Administrative Agent at or prior to the time of such Asset Sale, setting forth the basis of such valuation.
“Disqualified Institution” means (a) those institutions that have been identified by name in a written list provided by Company and approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) prior to the launch of syndication of the Initial Term Loans and (b) any Company Competitor of Company and its Affiliates and any Competitor Controller with respect to any Company Competitor, in each case identified by name in a written list provided by Company prior to the launch of syndication of the Initial Term Loans; provided that Company shall be permitted to supplement such list described in clause (b) from time to time after the Closing Date if such supplemented list is approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), which designation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans or Commitments that was otherwise permitted prior to such supplementation. The Administrative Agent shall have the right to post the list of Disqualified Institutions (and any updates thereto from time to time) on the Platform.
“Dollars” and the sign “$” each mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“Dutch Auction” means an auction (an “Auction”) conducted by Holdings or the Company in order to purchase any Term Loans (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Company:
(a)    Notice Procedures. In connection with any Auction, the Company shall provide notification to the Administrative Agent (for distribution to the Lenders of the Class of Term Loans that will be the subject of the Auction) (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Class of Term Loans at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.
(b)    Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) the amount of the applicable Term Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Term Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.
(c)    Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the

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Company, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which Holdings or the Company, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Holdings or the Company, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Holdings or the Company shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Holdings or the Company, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Holdings or the Company, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.
(d)    Additional Procedures. Once initiated by an Auction Notice, Holdings or the Company, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with subsection 10.1B and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by Holdings or the Company, as applicable) reasonably acceptable to the Administrative Agent and the Company; provided that such Purchase shall be required to be consummated within a time period to be specified in the applicable Qualifying Bid.
“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.
“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds, lease financing companies and financing companies; provided, however, that no natural person or Disqualified Institution or any Person described in subsection 10.1G shall be an “Eligible Assignee”.

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“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates; (ii) with respect to plans subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, which was at any time during the last six years maintained, contributed to or terminated by Company, its Subsidiaries or any of their respective ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Company; or (iii) with respect to which there is any potential or outstanding liability of Company, its Subsidiaries or any of their respective ERISA Affiliates under Title IV of ERISA or under Section 412 of the Code.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, request for information, abatement order or other order or directive, by any Government Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged liability under any Environmental Law.
“Environmental Laws” means the common law and any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) occupational safety and health or the protection of the environment or human health (to the extent relating to exposure to Hazardous Materials), applicable to Holdings or any of its Subsidiaries or any Facility.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412 of the Internal Revenue Code); (iii) the failure to make by its due date a required contribution under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to any Multiemployer Plan; (iv) the filing pursuant to Section 412 of the Internal Revenue Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a

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distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan or Multiemployer Plan or the termination of any such Pension Plan resulting in liability under Title IV of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Internal Revenue Code, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 436(f) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Government Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate” means with respect to any Eurodollar Rate Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time; provided, further, that the Eurodollar Base Rate shall not be less than 2.0%. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

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“Eurodollar Rate” with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
Each determination by the Administrative Agent of the Eurodollar Rate shall be conclusive absent manifest error.
“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.
“Event of Default” means each of the events set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guaranty of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (i) Taxes that are imposed on the overall net income (however denominated), and franchise Taxes imposed in lieu thereof, by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or incorporated or having its principal office or, in the case of any Lender, maintaining its applicable lending office in, or otherwise doing business in, such jurisdiction (other than a business arising or deemed to arise solely out of any of the transactions contemplated by any Loan Document), (ii) any branch profits Taxes imposed on a recipient by a jurisdiction described in clause (i), (iii) in the case of a Lender, any U.S. federal withholding Tax that (x) is imposed on amounts payable to or for the account of such Lender (other than an assignee pursuant to a request of Company under subsection 2.9) pursuant to a law in effect on the date on which such Lender becomes a party hereto (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to subsection 2.7B or (y) is attributable to such Lender’s failure to comply with its obligations under subsection 2.7B(iv), and (iv) any U.S. federal withholding Tax imposed under FATCA.

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“Existing Class” has the meaning assigned to that term in subsection 2.11A.
“Existing Indebtedness to Be Repaid” means the existing Indebtedness under the First Lien Credit Agreement (the “Existing First Lien Credit Agreement”), dated as of June 15, 2007, among IntraLinks, Inc., as borrower, IntraLinks Holdings, Inc., Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Lenders and other agents identified therein, but excluding interest rate swaps in respect of the Existing First Lien Credit Agreement.
“Extended Term Loans” has the meaning assigned to that term in subsection 2.11A.
“Extending Lender” has the meaning assigned to that term in subsection 2.11B.
“Extension Amendment” has the meaning assigned to that term in subsection 2.11C.
“Extension Date” has the meaning assigned to that term in subsection 2.11D.
“Extension Election” has the meaning assigned to that term in subsection 2.11B.
“Extension Request” has the meaning assigned to that term in subsection 2.11A.
“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same maturity date, interest margins, extension fees and amortization schedule.
“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date of this Agreement (or any such amended or successor version), and any applicable intergovernmental agreements pursuant to the foregoing.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.
“Fee Letter” means the amended and restated fee letter agreement dated February 20, 2014 between the Company and the Administrative Agent.
“Financial Plan” has the meaning assigned to that term in subsection 6.1(xi).

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“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i), (ii), (iii), (iv), (viii), (xii) and (xiii) of subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.
“Flood Hazard Property” means a Mortgaged Property, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“Foreign Plan” means any employee benefit plan maintained by Holdings or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.
“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Holdings or any Guarantor that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance reasonably satisfactory to Administrative Agent.
“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funded Debt,” as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.
“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.
“Funding and Payment Office” means the office of Administrative Agent located at 10 South Dearborn, Floor 07, Chicago Il, 60603-2300 (Attention: Brandon Williams; Phone: 312-732-4962;

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Fax: 888-303-9732), or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.
“Funding Date” means the date of funding of a Loan.
“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.
“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.
“Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Government Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property Asset, facility, establishment or business, or notification, registration or filing to or with any Government Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property Asset, facility, establishment or business, of the actual or threatened presence or Release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property Asset, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iv).
“Guarantor” means, collectively, (a) Holdings and any Domestic Subsidiary of Company that executes and delivers a counterpart of the Guaranty from time to time after the Closing Date pursuant to subsection 6.8 and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Company) under any Hedge Agreement entered into with any Swap Counterparty or any Cash Management Agreement entered into with any Cash Management Banks and (ii) the payment and performance by each Specified Loan Party (as defined in the Guaranty) of its obligations under its Guaranty with respect to all Swap Obligations, the Company.
“Guaranty” means the Guaranty executed and delivered by each Guarantor on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from

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time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XII annexed hereto.
“Hazardous Materials” means: (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any asbestos or asbestos-containing materials; (iv) urea formaldehyde foam insulation; (v) polychlorinated biphenyls; (vi) pesticides; (vii) radon gas; and (viii) any other chemical, material or substance, which is prohibited, limited, regulated or that could give rise to liability under any Environmental Law.
“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials that is regulated by or can give rise to liability under any Environmental Law, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.
“Holdings” has the meaning assigned to that term in the introduction to this Agreement.
“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Company that (i) contributed 2.5% or less of Consolidated EBITDA of Holdings for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination; provided that for purposes of subsections 8.6, 8.7 and 8.8 only, in determining whether an Event of Default has occurred with respect to a Material Subsidiary, if all Subsidiaries that are individually “Immaterial Subsidiaries” as to which a condition specified in any such subsection applies have (i) an aggregate contribution to Consolidated EBITDA of Holdings in excess of 10% of Consolidated EBITDA of Holdings for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination or (ii) aggregate consolidated assets representing 10% or more or more of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination, then, in either case, such condition shall be deemed to exist with respect to a Material Subsidiary.
“Incremental Amendment” has the meaning assigned to that term in subsection 2.10A.
“Incremental Facility” has the meaning assigned to that term in subsection 2.10A.
“Incremental Facility Closing Date” has the meaning assigned to the term in subsection 2.10B.

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“Incremental Term Loans” has the meaning assigned to that term in subsection 2.10A.
“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business) whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business), (v) Synthetic Lease Obligations, (vi) all reimbursement obligations of such Person under letters of credit, (vii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (viii) all Attributable Indebtedness of such Person, (ix) all obligations of such Person under Hedge Agreements, and (x) any guarantee of such Person in respect of obligations of the kind referred to in clauses (i) through (ix) above. Any Capital Stock of Holdings or Company constituting Specified Equity shall not be deemed to be Indebtedness. The amount of any Indebtedness that is only recourse to specific assets of Holdings, Company and/or its Subsidiaries (and not to Holdings, Company or any of its Subsidiaries generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of Holdings, Company and/or its Subsidiaries to which such Indebtedness has recourse.
“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.
“Indemnified Taxes” means (a) with respect to Administrative Agent, any Lender or any other recipient of a payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitees” has the meaning assigned to that term in subsection 10.3.
“Initial Term Loan Commitment” means, with respect to each Lender, such Lender’s commitment, if any, to make an Initial Term Loan to Company pursuant to subsection 2.1A in an amount not to exceed the amount set forth opposite such Lender’s name under the caption “Initial Term Loan Commitment” on Schedule 2.1 and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $80,000,000.
“Initial Term Loan Maturity Date” means February 24, 2019.
“Initial Term Loans” has the meaning assigned to that term in subsection 2.1A.
“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to subsection 6.4 and all renewals and extensions thereof.
“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any

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other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
“Intellectual Property” means all intellectual property rights, including patents, patent applications, trademarks, trademark applications (excluding any intent-to-use trademark applications, solely to the extent that their inclusion in the IP collateral would invalidate same), trade names, trade secrets, trade dress, logos, domain names, social and mobile identifiers and other source indicators and the goodwill of the business symbolized thereby, copyrights, copyright registrations, technology, software, proprietary know-how and proprietary processes used in the conduct of the business of the Loan Parties and their Subsidiaries.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of February 24, 2014, and substantially in the form of Exhibit XVII hereto, among the Administrative Agent, the ABL Representative and the Loan Parties, as amended, modified, restated or supplemented from time to time.
“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December of each year, commencing March 31, 2014, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.
“Interest Period” has the meaning assigned to that term in subsection 2.2B.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Holdings, Company or any of its Subsidiaries is a party.
“Interest Rate Determination Date,” with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect loan, advance (other than loans and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any or its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to that other Person in the ordinary course of business, (iii) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements or (iv) any guarantee by Holdings or any of its Subsidiaries of any obligations of any other Person (including obligations of Holdings or any of its Subsidiaries). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

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“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.
“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in the United States in which filings are necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Collateral Agent and Secured Parties in, any IP Collateral.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“JPM” has the meaning assigned to that term in the introduction to this Agreement.
“Junior Financing” means any Subordinated Indebtedness, any Incremental Term Loan or Credit Agreement Refinancing Indebtedness that is unsecured or secured by a Lien on Collateral that is junior to the Lien on such Collateral that secures the Initial Term Loans and any other Indebtedness in an aggregate principal amount (or having commitments in an aggregate principal amount) of $15,000,000 or more that is unsecured or secured by a Lien on Collateral that is junior to the Lien on such Collateral that secures the Initial Term Loans, and, in each case, any Permitted Refinancing Indebtedness thereof.
“Latest Maturity Date” means, as of any date of determination, the latest of (i) the Initial Term Loan Maturity Date, (ii) the latest maturity date applicable to any Incremental Term Loan set forth in any Incremental Amendment, (iii) the latest maturity date applicable to any Extended Term Loans set forth in any Extension Amendment and (iv) the latest maturity date applicable to any Refinancing Term Loans set forth in any Refinancing Amendment.
“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders,” when used in the context of a particular Commitment, shall mean Lenders having that Commitment.
“Lien” means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, exclusive license (other than exclusive licenses granted by the Company to any of its Subsidiaries, and other than any exclusive licenses granted by any Subsidiary to the Company or any other Subsidiary), charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and, solely in the case of securities, any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Loan” or “Loans” means any Term Loan made by any Lender hereunder.
“Loan Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, the Fee Letter, any Incremental Amendment, any Extension Amendment, any Refinancing Amendment, the Intercreditor Agreement and any other intercreditor agreement that may be entered into in accordance with the terms hereof.
“Loan Party” means each of Company, Holdings and each other Guarantor from time to time, and “Loan Parties” means all such Persons, collectively.
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

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“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Loan Parties and their Subsidiaries in excess of $250,000.
“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform, or of Administrative Agent, Collateral Agent or Secured Parties to enforce, the Obligations or its rights and remedies under the Loan Documents.
“Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $250,000.
“Material Subsidiary” means any Subsidiary of Company that is not an Immaterial Subsidiary.
“Maturity Date” shall mean the Initial Term Loan Maturity Date or any other date on which any Class of Incremental Term Loans, Extended Term Loans or Refinancing Term Loans becomes due.
“Moody’s” means Moody’s Investors Service Inc.
“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party in such form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be necessary or appropriate in Administrative Agent’s or its local counsel’s judgment to conform such instrument to applicable local laws or customary local mortgage or deed of trust practices. “Mortgages” means all such instruments collectively.
“Mortgaged Property” and “Mortgaged Properties” have the meanings assigned to such terms in subsection 6.9A. For the avoidance of doubt, any real property which is collateral for the ABL Obligations shall be required to be a Mortgaged Property.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Asset Sale Proceeds,” with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) actually received by Holdings or any of its Subsidiaries from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) taxes on income or profits reasonably estimated to be actually payable as a result of any gain recognized in connection with such Asset Sale, (ii) sale, use or other transactional expenses paid or payable as a result of such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and, with respect to an Asset Sale of assets that are not ABL Priority Collateral, the ABL Revolving Loans) that is (a) secured by a Lien on the stock or assets in question and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party, (iv) amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such Asset Sale (including

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reserves for indemnities), (v) payment of unassumed liabilities relating to the assets sold or otherwise disposed of pursuant to such Asset Sale made within 90 days of such Asset Sale, and (vi) attorneys’ fees, accountants’ fees, investment banking fees, and brokerage, consultant and other customary fees actually incurred in connection therewith. Net Asset Sale Proceeds shall not include any Cash payments held in escrow until such time as such amounts are released from escrow.
“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds actually received by Holdings or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder in respect of any tangible property or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries in connection with the collection, adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, including (a) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such loss, taking, condemnation or sale, (b) sales, use or other transactional taxes paid or payable as a result of such loss, taking, condemnation or sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and, with respect to an Asset Sale of assets that are not ABL Priority Collateral, the ABL Revolving Loans) that is (x) secured by a Lien on the assets in question and (y) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party, (d) any amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such loss, taking, condemnation or sale (including reserves for indemnities), (e) payment of reimbursed liabilities relating to such loss, taking or condemnation and (f) attorneys’ fees, consultant fees and other customary fees actually incurred in connection therewith.
“Net Securities Proceeds” means (x) the cash proceeds (net of underwriting discounts and commissions and other costs and expenses actually incurred in connection therewith, including legal fees and expenses) from the incurrence of Indebtedness by Holdings or any of its Subsidiaries (including any Credit Agreement Refinancing Indebtedness) and (y) the cash proceeds to Holdings from the issuance of Capital Stock by Holdings (net of underwriting discounts and commissions and other fees, costs and expenses actually incurred in connection therewith, including legal fees and expenses).
“No Undisclosed Information Representation” means, with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to Holdings or any of its Subsidiaries), and if so disclosed would reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.
“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.
“Notes” any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit V annexed hereto.
“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

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“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.
“Notice of Prepayment” means a notice substantially in the form of Exhibit IV annexed hereto.
“Obligations” means (a) obligations of Company and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Company and the other Loan Parties under this Agreement and the other Loan Documents, and Company and any of its Subsidiaries under any Hedge Agreement entered into with any Swap Counterparty and under any Cash Management Agreement entered into with any Cash Management Bank, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Company and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents; provided that the “Obligations shall exclude any Excluded Swap Obligations.
“OFAC” has the meaning assigned to that term in the definition of “Embargoed Person”.
“Officer” of any Person means the president, chief executive officer, chief financial officer, treasurer, controller, general partner (if an individual) and managing member (if an individual) of such Person.
“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.
“OID” means original issue discount.
“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.
“Other Affiliate” means any of the TA Entities or the Rho Entities and any of their respective Affiliates (excluding any limited partner thereof), other than Holdings or any Subsidiary of Holdings.
“Other Taxes” means all present or future stamp or documentary taxes or any excise, property or similar taxes, charges, fees, expenses or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document and any interest, penalties or additions to tax related thereto.
“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

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“Participant Register” has the meaning assigned to that term in subsection 10.1C(2).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the Capital Stock of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:
(i)    the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(ii)    all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Requirements of Law;
(iii)    any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business, or in a business or in lines of business substantially similar, related or incidental to such business or lines of business, in which Company and/or its Subsidiaries are engaged as of the Closing Date;
(iv)     If the purchase price exceeds $2,500,000, to the extent reasonably requested by the Administrative Agent, Company shall have delivered to Administrative Agent a final executed copy of the acquisition (or similar) agreement and any related material agreement entered into by Holdings or its Subsidiaries in each case promptly following the closing of such transaction;
(v)    if the purchase price exceeds $2,500,000, at least 10 Business Days (or such lesser period agreed to by the Administrative Agent) prior to the proposed date of consummation of the transaction, Company shall have delivered to Administrative Agent (x) an Officers’ Certificate certifying that (A) such transaction complies with this definition, and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect, and (y) to the extent available to Holdings or the Company, a “Quality of Earnings Report” (or similar accounting diligence report) with respect to the Person or assets or division to be acquired in such transaction; and
(vi)    except in the case of a Permitted Acquisition for which the purchase price does not exceed $2,500,000, subject to confidentiality arrangements, Company shall have delivered to Administrative Agent any information with respect to the target reasonably requested by Administrative Agent (but only to the extent consistent with confidentiality obligations of Company and reasonably available to the Company).

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“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 436(f) or 430(k) of the Internal Revenue Code or by ERISA):
(i)    Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;
(ii)    statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than 30 days or (b) for amounts that are overdue by more than 30 days and are being contested in good faith by appropriate proceedings, so long as in the case of this clause (b), (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;
(iii)    (a) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and (b) pledges and deposits in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (a) of this clause (iii);
(iv)    any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;
(v)    non-exclusive licenses, leases or subleases granted to other Persons that do not violate any applicable terms of the Collateral Documents and do not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;
(vi)    easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;
(vii)    any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);
(viii)    Liens arising from filing UCC financing statements (and the precautionary grants of security interests) relating solely to leases not prohibited by this Agreement;
(ix)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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(x)    any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;
(xi)    Liens granted pursuant to the Loan Documents;
(xii)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings or any of its Subsidiaries or otherwise binding upon Holdings or any of its Subsidiaries by virtue of its interests in real property subject to such agreements;
(xiii)    bankers’ or brokers’ Liens, rights of set-off and other similar Liens existing solely with respect to Cash and Cash Equivalents or investment property on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case granted in the ordinary course of business in favor of the bank or banks or brokers with which such accounts are maintained, securing amounts owing to such bank or banks or brokers with respect to cash management and operating account arrangements and brokerage or commodities accounts, including those involving pooled accounts and netting arrangements;
(xiv)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(xv)    with respect to each Mortgaged Property, Permitted Encumbrances other than those described in clauses (iii), (ix), (xiii) and (xiv); and
(xvi)    exclusive licenses (a) granted by the Company to any of its Subsidiaries, and (b) granted by any Subsidiary to the Company or any other Subsidiary.
“Permitted Holders” means the TA Entities and the Rho Entities.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to subsection 7.1(ii), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal, replacement, exchange or extension is expressly subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Subordinated

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Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same or less favorable extent, including with respect to any subordination provisions, and subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; (e) the terms and conditions (including, if applicable, as to Collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Indebtedness are (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that, to the extent that such Indebtedness constitutes term loans, such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (B) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to Holdings and the Subsidiaries than those set forth in this Agreement (provided that Company shall deliver to the Administrative Agent an Officer’s Certificate at least ten Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, certifying that Company has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) at the time thereof, no Event of Default shall have occurred and be continuing.
“Permitted Secured Refinancing Indebtedness” shall mean any secured Indebtedness incurred by Company in the form of one or more series of senior secured notes or loans (for the avoidance of doubt, other than the Initial Term Loans, any Incremental Term Loans or any Extended Term Loans); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness shall be secured by the Collateral on a pari passu basis with (or on a junior basis to) the Obligations and shall not be secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral, (iii) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness shall not have any obligors other than the Loan Parties and (v) a representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Unsecured Refinancing Indebtedness” means unsecured Indebtedness incurred by Company in the form of one or more series of senior unsecured notes or loans (for the avoidance of doubt, other than the Initial Term Loans, any Incremental Term Loans or any Extended Term Loans); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness shall not have any obligors other than the Loan Parties and (iii) such Indebtedness shall not be secured by any Lien on any property or assets of Holdings or any Subsidiary.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

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“Platform” has the meaning assigned to such term in subsection 6.1.
“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Premises” shall have the meaning assigned thereto in the applicable Mortgage.
“Prepayment Amount” has the meaning assigned to such term in subsection 2.4B(iv)(d).
“Prepayment Date” has the meaning assigned to such term in subsection 2.4B(iv)(d).
“Prime Rate” means the rate that JPM publicly announces at its principal office in New York City from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPM or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.
“pro forma basis” has the meaning assigned to the term in subsection 1.2B.
“Pro Forma Compliance” means, at any date of determination, that Holdings and its Subsidiaries shall be in pro forma compliance with the covenant set forth in subsection 7.5 as of the last day of the most recently completed Fiscal Quarter (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a pro forma basis in respect of the event giving rise to such determination).
“Pro Rata Share” means (i) (a) with respect to any borrowings under any Class or Classes of Term Loan Commitments, the percentage obtained by dividing (x) such Class or Classes of Term Loan Commitments of any Lender by (y) such Class or Classes of Term Loan Commitments of all Lenders and (b) with respect to any payments under any Class of Term Loans, the percentage obtained by dividing (x) such Class or Classes of Term Loans of any Lender by (y) such Class or Classes of Term Loans of all Lenders, and (ii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i) and (ii) of the preceding sentence is set forth opposite the name of that Lender in the Register.
“Public Lender” has the meaning assigned to such term in subsection 6.1.
“Real Property Asset” means, at any time of determination, any and all right, title and interest (including any fee, leasehold or other estate) then owned, leased, operated or otherwise used by any Loan Party (other than any Foreign Subsidiary) in any real property.
“Reference Period” means any period of four consecutive Fiscal Quarters.
“Refinancing” has the meaning assigned to the term in the recitals hereto.

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“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and Company executed by each of (a) Holdings and the Company, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with subsection 2.14.
“Refinancing Series” shall mean all Refinancing Term Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same maturity date, interest margins, extension fees and amortization schedule.
“Refinancing Term Loan Commitments” means each Class of Term Loan commitments hereunder that results from a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Register” has the meaning assigned to that term in subsection 2.1D.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Parties” has the meaning assigned to that term in subsection 9.1A.
“Release” means any spilling, emitting, leaking, pumping, pouring, injecting, escaping, disposing, discharging, dumping, migrating or leaching of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
“Repricing Transaction” means (x) the refinancing or repricing of all or any portion of the Initial Term Loans with proceeds from the incurrence by any Loan Party of any Indebtedness (including Credit Agreement Refinancing Indebtedness and other Indebtedness under this Agreement) having a Yield that is less than the Yield of the Initial Term Loans or (y) an effective lowering of the Yield of the Initial Term Loans pursuant to any amendment to this Agreement or any conversion or exchange of the Initial Term Loans, in each case the primary purpose of which is to reduce the Yield (other than as a result of no longer applying the rate specified in subsection 2.2E) applicable to all or a portion of the Initial Term Loans; provided, however, that in no event shall any such refinancing, repricing or amendment of the Initial Term Loans in connection with a Change in Control or an acquisition of the type described in clauses (a)-(c) of the definition of Permitted Acquisition which is not a Permitted Acquisition constitute a Repricing Transaction.
“Requirements of Law” means, collectively, any and all requirements of any Government Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
“Requisite Class Lenders” means, at any date with respect to any Class of Term Loans, subject to subsection 10.1I (iv), Lenders having or holding a majority of the sum of (i) the aggregate

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Commitments of such Class of Term Loans at such date and (ii) without duplication, the outstanding principal amount of such Class of Term Loans at such date.
“Requisite Lenders” means, at any date, subject to subsection 10.1I (iv), Lenders having or holding a majority of the sum of (i) the Total Term Loan Commitment at such date and (ii) without duplication, the outstanding principal amount of the Term Loans at such date.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of stock constituting Specified Equity, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding, and (iv) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
“Retained Percentage” means, with respect to any Fiscal Year, (a) 100% minus (b) the percentage of Consolidated Excess Cash Flow for such Fiscal Year that is required to be used to prepay Loans pursuant to subsection 2.4B(iii)(d).
“Rho Entities” means, collectively, Rho Capital Partners, its Affiliates (other than its portfolio companies) and any investment funds advised or managed by any of the foregoing.
“S&P” means Standard & Poor’s Ratings Group.
“Sale and Leaseback Transaction” has the meaning assigned to that term in subsection 7.13.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Company and any of its Subsidiaries and any Cash Management Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Cash Management Bank, each Swap Counterparty and each other Person to whom Obligations are owed.
“Secured Swap Contract” means any Swap Contract permitted under this Agreement that is entered into by and between Company and any of its Subsidiaries and any Swap Counterparty.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the

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Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securitization” has the meaning assigned to that term in subsection 10.19.
“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.
“Solvent,” with respect to any Person on a consolidated basis with its Subsidiaries, means that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning assigned to that term in subsection 10.1B(iv).
“Specified Equity” means any equity security (i) having no mandatory redemption, repurchase or similar requirements (including at the option of the holders thereof) prior to 91 days after the Latest Maturity Date (unless such equity security by its terms provides that such equity security shall not be required to be repurchased unless permitted by this Agreement or unless the Loans have been repaid in full at least 91 days prior to the date of such required repurchase), and (ii) upon which all dividends or distributions (if any) required to be paid shall, prior to 91 days after the last maturity date of the Loans, at the option of the issuer, be payable solely in additional shares of such equity security (or other equity securities meeting the conditions specified in clauses (i) and (ii)).
“Specified Equity Contribution” has the meaning assigned to such term in subsection 7.5B.
“Specified Letter of Credit Facility” means the Continuing Agreement for Standby Letters of Credit, dated June 3, 2013, by and among Company, as applicant, and the Specified Letter of Credit Issuers, and any modifications, refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof (except by an amount equal to the accreted value, if applicable, and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized)).
“Specified Letter of Credit Issuers” means each of Deutsche Bank AG New York Branch, Deutsche Bank Trust Company Americas and any of their Affiliates, as issuers of letters of credit under the Specified Letter of Credit Facility.

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“Specified Representations” means the representations and warranties contained in subsections 5.1A(i), 5.2A, 5.2D, 5.8, 5.9, 5.15 and 5.19 hereof.
“Subject Lender” has the meaning assigned to that term in subsection 2.9.
“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred from time to time and contractually subordinated in right of payment to the Obligations.
“Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Subsidiary Guarantor” means any Guarantor other than Holdings.
“Supplemental Collateral Agent” and “Supplemental Collateral Agents” each has the meaning assigned to that term in subsection 9.1B.
“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than twelve months prior to the date of delivery thereof unless there shall have occurred within twelve months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to Administrative Agent) to Administrative Agent, Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue endorsements of the type required by subsection 6.9 or (b) otherwise reasonably acceptable to Collateral Agent.
“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and

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conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) with respect to any Guarantor, any obligation to pay or perform under any Swap.
“Swap Counterparty” means (i) any Person that was a Lender or an Affiliate of a Lender on the Closing Date and that has entered into a Hedge Agreement with Company or one of its Subsidiaries, (ii) an Agent or any Affiliates of an Agent that has entered into a Hedge Agreement with Company or one of its Subsidiaries or (iii) any other Person that was a Lender or an Affiliate of a Lender at the time that it entered into a Hedge Agreement with Holdings, Company or one of its Subsidiaries.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TA Entities” means, collectively, TA Associates, its Affiliates (other than its portfolio companies) and any investment funds advised or managed by any of the foregoing.
“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, imposed by any Government Authority including any interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Term Loan Exposure” with respect to any Lender, means, as of any date of determination, the sum of (i) such Lender’s Term Loan Commitments at such time and (ii) without duplication, the outstanding principal amount of Term Loans held by such Lender at such time.
“Term Loans” means the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans and any Refinancing Term Loans, collectively.
“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.
“Title Policy” has the meaning assigned to that term in subsection 6.9(A)(iii).
“Total Assets” means the total amount of all assets of Holdings and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP as determined from the most recent balance sheet of Holdings.
“Total Term Loan Commitments” shall mean the sum of the Initial Term Loan Commitments, the Incremental Term Loan Commitments, the Extended Term Loan Commitments and the Refinancing Term Loan Commitments, if applicable, of all the Lenders.

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“Transaction Costs” means the fees, costs and expenses payable by Holdings and Company on or prior to the Closing Date (or within 60 days following the Closing Date) in connection with the transactions contemplated by the Loan Documents.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.
“U.S. Tax Compliance Certificate” has the meaning assigned to the term in subsection 2.7B(iv)(b)(3).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment (or redemption or similar payment) of such Indebtedness or redemption or similar payment multiplied by the amount of such payment by (b) the sum of all such payments.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law, including requirements of foreign ownership) is owned by such Person or another Wholly Owned Subsidiary of such Person.
“Yield” means, as to any Indebtedness, the yield thereof (as reasonably determined by the Administrative Agent), whether in the form of (but without duplication) interest rate (including without limitation Eurodollar Rate and Base Rate or other index rates), margin, Eurodollar Rate, Base Rate or other index rate “floors” or, to the extent incurred or payable by Company generally to the lenders or investors in the syndication of such Indebtedness, OID or upfront fees; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “Yield” shall not include arrangement fees, commitment fees or underwriting fees not paid generally to all lenders of or investors in such Indebtedness.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Financial Determinations.
A.    Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, Capital Leases that are characterized as operating

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leases in accordance with GAAP as of the Closing Date shall be treated as operating leases notwithstanding any changes in GAAP that might treat such obligations as Indebtedness.
B.    As of any date of determination, for purposes of determining the Consolidated Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio (and any financial calculations required to be made or included within such ratios), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any Material Acquisitions and Material Dispositions consummated or Indebtedness incurred or repaid by Holdings or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) occurring as of or prior to such date of determination or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the percentage of Consolidated Excess Cash Flow for any Fiscal Year that is required to be used to prepay Loans pursuant to subsection 2.4B(iii)(d) or when determining actual compliance (and not Pro Forma Compliance) with the covenant set forth in subsection 7.5) subsequent to such period and on or prior to the date of such calculation, as determined by Company on a pro forma basis in accordance with GAAP (including any one time adjustments or reductions in costs calculated in accordance with clause (xvii) of the definition of “Consolidated EBITDA”), giving effect to any such Material Acquisition or Material Disposition as if it had occurred on the first day of such Reference Period. “Pro forma basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any Material Acquisition, (b) any Material Disposition or (c) any incurrence or repayment of Indebtedness using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (to the extent available) and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and all other Material Acquisitions or Material Dispositions, and any Indebtedness or other liabilities to be incurred or repaid, and all other Indebtedness incurred or repaid, in each case during the period or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the percentage of Consolidated Excess Cash Flow for any Fiscal Year that is required to be used to prepay Loans pursuant to subsection 2.4B(iii)(d) or when determining actual compliance (and not Pro Forma Compliance) with the covenant set forth in subsection 7.5) subsequent to such period and on or prior to the date of such calculation, had been consummated, incurred or repaid at the beginning of such period.
C.    For purposes of subsection 7.1, subsection 7.2 and subsection 7.3, in determining the amount of any Indebtedness, obligation secured by a Lien or Investment, respectively, that is outstanding in any currency other than Dollars, the amount of such Indebtedness, obligation or Investments (and the amount of all other Indebtedness, obligations secured by Liens and Investments) shall be calculated based on the date of incurrence, granting or making thereof, and Holdings and its Subsidiaries shall not be deemed to have violated any covenant set forth in Section 7 solely as a result of currency fluctuations occurring after the date any Indebtedness is incurred, Lien is granted or Investment is made if such action was permitted on the date taken.

1.3	Other Definitional Provisions and Rules of Construction.
A.    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
B.    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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C.    The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
D.    Unless otherwise expressly provided herein, references to Organizational Documents, Contractual Obligations (including the Loan Documents) and other agreements shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.
E.    When the performance of any covenant (other than covenants measuring financial performance), duty or obligation is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing fees.
F.    Any provision of this Agreement requiring Holdings or any of its Subsidiaries to use “commercially reasonable efforts” (or any substantially similar standard) to achieve an objective shall in no event be construed to require Holdings or any of its Subsidiaries to pay any consent fees or to surrender any material contractual rights to achieve such objective.
Section 2.    AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.
D.    Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender that has an Initial Term Loan Commitment severally agrees to make a loan or loans (the “Initial Term Loans”) to Company on the Closing Date in an amount equal to its Pro Rata Share of the aggregate amount of the Initial Term Loan Commitments to be used for the purposes identified in subsection 2.5A. Each Lender’s Initial Term Loan Commitment shall expire immediately and without further action on the Closing Date at 5:00 p.m. (New York City time) if the Initial Term Loans are not made on or before that date. Company may make only one borrowing under the Initial Term Loan Commitments. Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.
E.    Borrowing Mechanics. Term Loans made as Base Rate Loans on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Term Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or on the date of the proposed Funding Date (in the case of a Base Rate Loan). Term Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

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Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D. Upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice, Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.
Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.
Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.
F.    Disbursement of Funds. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the applicable Funding Date, in same day funds in Dollars. Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars, equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account designated by Company in the applicable Notice of Borrowing.
Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall

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immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
G.    The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company, Guarantors and Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender) at its address referred to in subsection 10.8 a copy of each Assignment Agreement delivered to it and accepted by it as provided in subsection 10.1B(ii) and a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts (and any stated interest) of the Initial Term Loan Commitments and Initial Term Loans, Incremental Term Loan Commitments and Incremental Term Loans, Extended Term Loans (of each Extension Series) and Refinancing Term Loan Commitments and Refinancing Term Loans (of each Refinancing Series), in each case of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, notwithstanding notice to the contrary; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be prima facie evidence of the matters recorded, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.
H.    Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the second Business Day preceding the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Loan, substantially in the form of Exhibit V annexed hereto with appropriate insertions.

2.2	Interest on the Loans.
G.    Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made to, but excluding, maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of the first paragraph of subsection 2.1B), and the basis for determining the interest rate with respect to any Loan may be changed from time to time

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pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Eurodollar Rate with a one-month Interest Period.
Subject to the provisions of subsections 2.2E, 2.2G and 2.7 the Initial Term Loans shall bear interest through the Initial Term Loan Maturity Date as follows:
(i)    if a Base Rate Loan, then at the sum of the Base Rate plus 4.25% per annum; or
(ii)    if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus 5.25% per annum.
H.    Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period or, to the extent available to all Lenders of the applicable Class, a twelve month period or a period of less than one month; provided that:
(i)    the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;
(ii)    in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
(iii)    if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;
(v)    no Interest Period with respect to any portion of the Initial Term Loans shall extend beyond the Initial Term Loan Maturity Date;
(vi)    there shall be no more than 12 Interest Periods outstanding at any time; and
(vii)    in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

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I.    Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).
J.    Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $1,000,000 and multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.
Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. If no election is received with respect to a Eurodollar Rate Loan by 11:00 a.m. (New York City time) on the third Business Day prior to the end of the Interest Period with respect thereto, that Eurodollar Rate Loan shall be continued as a Eurodollar Rate Loan at the same Interest Period. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.
Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.
K.    Default Rate. If all or a portion of the principal amount of any Loan or any interest payable thereon or other amounts owing under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal and, to the extent permitted by applicable law, any overdue interest or such other amount, shall bear interest at a rate per annum equal to (x) in the case of overdue principal, the rate that would otherwise be applicable to such Loans pursuant to subsection 2.2A plus 2% or (y) in the case of any overdue interest or such other amount, the rate determined pursuant to clause (x) in each case from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
L.    Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues; provided that, in the case of interest on Base Rate Loans bearing interest based on the Prime Rate, interest shall be computed based on the number of days elapsed in a year of 365 or 366 days, as appropriate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as

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the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
M.    Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.
A.    [Reserved.]
B.    Other Fees. Company agrees to pay to Administrative Agent, Collateral Agent and the Arranger such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent, Collateral Agent and the Arranger, respectively.

2.4	Repayments and Prepayments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty.
A.    Scheduled Payments of Term Loans.
(i)    Company shall make principal payments on the Initial Term Loans in installments on the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2014 in an amount equal to 0.25% of the initial aggregate principal amount of the Initial Term Loans; provided that the scheduled installments of principal of the Initial Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with subsection 2.4B(iv); and provided, further, that the Initial Term Loans and all other amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date, and the final installment payable by Company in respect of the Initial Term Loans on such date shall be in an amount sufficient to repay all amounts owing by Company under this Agreement with respect to the Initial Term Loans.
(ii)    In the event that any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans are established, such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans shall, subject to subsection 2.10, 2.11 or 2.14, as applicable, be repaid by Company in the amounts and on the dates set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.
B.    Prepayments.
(i)    Voluntary Prepayments.
(a)    Subject to subparagraph (b) below, Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time

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to time prepay the Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if notice is given in connection with the refinancing of the Loans with the proceeds of Indebtedness (other than the Loans) or in connection with a transaction that would result in a Change in Control and, in either case, such transaction does not close, such notice shall be revocable or extended and the amounts specified therein shall not be due and payable except for any amounts payable as a result thereof pursuant to subsection 2.6D. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).
(a)    In connection with any payment or prepayment of Initial Term Loans (other than any scheduled payment pursuant to subsection 2.4A(i) or any mandatory prepayment under subsection 2.4B(iii)(a), 2.4B(iii)(b) or 2.4B(iii)(d)) made, or any Repricing Transaction consummated, prior to the first anniversary of the Closing Date, Company shall pay to the Administrative Agent, for the ratable account of each Lender whose Initial Term Loans are paid, prepaid or repriced in connection therewith, a premium of 1.00% of the amount of the Initial Term Loans being paid or prepaid or, in the case of any amendment, conversion or exchange of the Term Loan Facility the primary purpose of which is to effect a Repricing Transaction, a payment equal to 1.00% of the aggregate amount of the Initial Term Loans outstanding immediately prior to such amendment, conversion or exchange that are the subject of such Repricing Transaction. In connection with any Repricing Transaction consummated prior to the second anniversary of the Closing Date and on or after the first anniversary of the Closing Date, Company shall pay to the Administrative Agent, for the ratable account of each Lender whose Initial Term Loans are prepaid or repriced in connection therewith, a prepayment premium of 1.00% of the amount of the Initial Term Loans being prepaid or, in the case of any amendment, conversion or exchange of the Term Loan Facility the primary purpose of which is to effect a Repricing Transaction, a payment equal to 1.00% of the aggregate amount of the Initial Term Loans outstanding immediately prior to such amendment, conversion or exchange that are the subject of such Repricing Transaction.
(ii)    [Reserved.]
(iii)    Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances (including the giving of the Notice of Prepayment and Officer’s Certificate required by subsection 2.4B(iii)(e)), set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:
(a)    Prepayments from Net Asset Sale Proceeds. No later than the fifth Business Day after the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall (1) prepay the Loans at par in an aggregate amount equal to such Net Asset Sale Proceeds less any Net Asset Sale Proceeds derived from ABL Priority Collateral and] less the amount reinvested pursuant to clause (2) below or (2) so long as no Event of Default shall have occurred and be continuing, reinvest within 365 days of such date of receipt all or a portion of such Net Asset Sale Proceeds, less any Net Asset Sale Proceeds derived from ABL Priority Collateral, in equipment or other assets used in the business of any of the Loan Parties or their Subsidiaries. In addition, Company shall, no later than 365 days after

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receipt by Holdings or any of its Subsidiaries of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations, that are not derived from ABL Priority Collateral] or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds; provided that, if Company or its Subsidiaries shall have contractually committed to reinvest any Net Asset Sale Proceeds during such 365 day period, Company shall have until the later of (x) 365 days from the date of receipt of Net Asset Sale Proceeds and (y) 180 days from the date of such contractual commitment, to reinvest such Net Asset Sale Proceeds and Company shall make an additional prepayment of Loans, with any Net Asset Sale Proceeds not reinvested as of such date.
(b)    Prepayments from Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall (1) prepay the Loans at par in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds less any Net Asset Sale Proceeds derived from ABL Priority Collateral and] less the amount reinvested pursuant to clause (2) below or (2) so long as no Event of Default shall have occurred and be continuing, reinvest within 365 days of such date of receipt such Net Insurance/Condemnation Proceeds, less any Net Asset Sale Proceeds derived from ABL Priority Collateral,] in equipment or other assets used in the business of any of the Loan Parties , in each case subject to the requirements of the ABL Credit Agreement. In addition, Company shall, no later than 365 days after receipt by Holdings or any of its Subsidiaries of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations, that are not derived from ABL Priority Collateral or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Insurance/Condemnation Proceeds; provided that, if Company shall have contractually committed to reinvest any Net Insurance/Condemnation Proceeds during such 365 day period, Company shall have until the later of (x) 365 days from the date of receipt of Net Insurance/Condemnation Proceeds and (y) 180 days from the date of such contractual commitment to reinvest such Net Insurance/Condemnation Proceeds and Company shall make an additional prepayment of Loans with any Net Insurance/Condemnation Proceeds not reinvested as of such date.
(c)    Prepayments Due to Issuance of Indebtedness. No later than the third Business Day after the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1 (other than Credit Agreement Refinancing Indebtedness), Company shall prepay the Loans at par in an aggregate amount equal to such Net Securities Proceeds.
(d)    Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2014; provided however that for Fiscal Year 2014, Consolidated Excess Cash Flow shall be reduced on a pro rata basis based on the number of days elapsed in such year prior to the Closing Date), Company shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans at par in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that for any Fiscal Year in which the Consolidated Net Leverage Ratio (determined by reference to the Compliance Certificate for such Fiscal Year delivered pursuant to subsection 6.1(iv) calculating the Consolidated Net Leverage Ratio) shall be less than 2.00:1.00 but greater than or equal to 1.00:1.00, Company shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow, and during any period in which

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the Consolidated Net Leverage Ratio shall be less than 1.00:1.00, Company shall no longer be required to make the prepayments otherwise required by this subsection 2.4B(iii)(d). Notwithstanding the foregoing, the amount of Loans required to be repaid pursuant to this clause (d) for any Fiscal Year shall be reduced on a dollar for dollar basis by the amount of optional prepayments of Term Loans made pursuant to this subsection 2.4B during such Fiscal Year (or, without duplication of any amount which would reduce the amount of Loans required to be repaid pursuant to this clause (d) for the next Fiscal Year, any prepayments of Loans made pursuant to this subsection 2.4B following the last day of such Fiscal Year and prior to that date of required prepayment pursuant to this clause (d) for such Fiscal Year), to the extent any such prepayment is not funded with the proceeds of Credit Agreement Refinancing Indebtedness or any other refinancing Indebtedness.
(e)    Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Company shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d). Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice. Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the applicable percentage of such excess amount and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.
(iv)    Application of Prepayments.
(a)    Application of Voluntary Prepayments. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable Notice of Prepayment.
Any voluntary prepayments of the Initial Term Loans and any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans based on the applicable remaining principal repayment amounts due thereunder pursuant to subsection 2.4B(i) shall be applied to the unpaid principal repayment amounts due in respect of such Loans to reduce the scheduled installments of principal of the Loans set forth in subsection 2.4A as directed by Company or, in the absence of such direction, first, to the next eight scheduled installments in direct order of maturity, second, to all such remaining installments (other than the final scheduled installment) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment and third, to the final scheduled installment of principal of the Loans set forth in subsection 2.4A; provided that, subject to the pro rata application to principal repayment amounts set forth in subsection 2.4A within any Class of Loans, the Company may allocate such prepayment in its sole discretion among the Class or Classes of Loans as the Company may specify, subject only to the limitation that the Company shall not allocate any such voluntary prepayment

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to Extended Term Loans of any Extension Series or Refinancing Term Loans of any Refinancing Series unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining principal repayment amounts set forth in subsection 2.4A due in respect thereof, of Loans of the Existing Class or Classes, if any, from which such Extended Term Loans were converted (or such Loans of the Existing Class or Classes have otherwise been paid in full).
(b)    Application of Mandatory Prepayments of Type of Loans and the Scheduled Installments of Principal Thereof. Except as provided in subsections 2.4B(iv)(d) and 2.4D, any amount required to be applied as a mandatory prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(e) shall be applied to prepay the Term Loans (pro rata among each Class of Loans) (or, in the case of a prepayment pursuant to subsection 2.4B(iii)(c) upon the incurrence of any Refinancing Term Loans, ratably among the Class of Term Loans being refinanced). Any mandatory prepayments of any Class of Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A, first, to the next eight scheduled installments of each applicable Class of Term Loans in direct order of maturity, second, to all such remaining installments (other than the final scheduled installment) of each applicable Class of Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment and third, to the final scheduled installment of principal of each applicable Class of Term Loans set forth in subsection 2.4A.
(c)    Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.
(d)    Term Lender Opt-Out. With respect to any prepayment of Initial Term Loans and, unless otherwise specified in the documents therefor, other Classes of Term Loans pursuant to subsection 2.4B(iii)(a), 2.4B(iii)(b) or 2.4B(iii)(d), any Lender of such Term Loans, at its option (but solely to the extent Company elects for this clause (d) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below. Company shall notify the Administrative Agent of any event giving rise to a prepayment under subsection 2.4B(iii)(a), 2.4B(iii)(b) or 2.4B(iii)(d) at least ten Business Days (or shorter period approved by the Administrative Agent) prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under subsection 2.4B(iii)(a), 2.4B(iii)(b) or 2.4B(iii)(d) (the “Prepayment Amount”). The Administrative Agent will promptly notify each applicable Lender of the contents of any such prepayment notice so received from Company, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Lender may (but solely to the extent Company elects for this clause (d) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any applicable Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by Company and applied by the Administrative Agent ratably to prepay Term Loans under the applicable Class of Term Loans owing to the applicable Lenders (other than Declining Lenders) in the manner described in

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subsection 2.4B(iv)(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by Company (such amounts retained by Company, “Declined Amounts”).
C.    General Provisions Regarding Payments.
(i)    Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(ii)    Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.
(iii)    Apportionment of Payments. Except as otherwise provided in this Agreement, aggregate principal and interest payments (including prepayments) in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share (or other share to which such lender is entitled) of all such payments received by Administrative Agent. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.
(iv)    Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.
D.    Application of Proceeds of Collateral and Payments After Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent or Collateral Agent, whether from Company or any Guarantor or otherwise, and (b) all proceeds received by Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall be applied in full by Collateral Agent in the following order of priority:
(i)    to the payment of all costs and expenses of such sale, collection or other realization, all other reasonable and documented out-of-pocket expenses, liabilities and advances made or incurred by Administrative Agent and Collateral Agent in connection therewith, and all amounts for which Administrative Agent and Collateral Agent are entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all

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advances made by Administrative Agent and Collateral Agent thereunder for the account of the applicable Loan Party, and to the payment of all reasonable and documented out-of-pocket costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents in its capacity as Administrative Agent and Collateral Agent, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;
(ii)    thereafter, pro rata to the payment of all Obligations and obligations of Company and its Subsidiaries under any Secured Cash Management Agreements and Secured Swap Contracts for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and
(iii)    thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this subsection 2.4D.

2.5	Use of Proceeds.
A.    Initial Term Loans. The proceeds of the Initial Term Loans shall be applied by Company to fund in part the Refinancing, the Transaction Costs, and for working capital, capital expenditures and other general corporate purposes, including Permitted Acquisitions, Investments, redemptions, distributions and capital expenditures not prohibited by the Loan Documents.
B.    [Reserved.]
C.    Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans.
Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:
A.    Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.
B.    Inability To Determine Applicable Interest Rate. In the event that Administrative Agent shall reasonably have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition

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of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.
C.    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law that would be complied with generally by similarly situated banks acting reasonably even though the failure to comply therewith would not be unlawful) or (ii) Administrative Agent is advised by the Requisite Lenders or the Requisite Class Lenders that as a result of circumstances arising after the Closing Date the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (the “Affected Lenders”) of making or maintaining their Loans included in such borrowing for such Interest Period, Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the second immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.
D.    Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding any loss of anticipated profits) which that Lender has

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actually sustained: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.
E.    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of that Lender.
F.    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.
G.    Eurodollar Rate Loans After Event of Default. After the occurrence of and during the continuation of an Event of Default, at the election of Administrative Agent or the Requisite Lenders, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7	Increased Costs; Taxes; Capital Adequacy.
A.    Compensation for Increased Costs. In the event that any Lender (or, in the case of subclause (i) below, Administrative Agent) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:
(iv)    subjects such Lender or Administrative Agent to any additional Tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any of its obligations hereunder or thereunder (including with respect to maintaining any Commitment hereunder) or any payments to such Lender or Administrative Agent of principal, interest, fees or any other amount payable hereunder or thereunder other than (a) Indemnified Taxes that are indemnified under subsection 2.7B, and (b) any Excluded Taxes;
(v)    imposes, modifies or holds applicable, in the opinion of such Lender, any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by,

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or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or
(vi)    imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;
and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to reduce any amount received or receivable by such Lender or Administrative Agent hereunder; then, in any such case, Company shall promptly pay to such Lender or Administrative Agent (without duplication of amounts payable to such Person under subsection 2.7B), upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its sole discretion shall determine) as may be necessary to compensate such Person on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Company shall not be required to compensate a Lender or Administrative Agent pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Person notifies Company of such Change in Law and such Person’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Person requests compensation within nine months from the date on which the applicable Government Authority informed such Person of such Change in Law.
B.    Taxes.
(iii)    Payments To Be Free and Clear. Except as otherwise required by law, any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes.
(iv)    Grossing-up of Payments. If any applicable withholding agent is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by or on account of any obligation of any Loan Party under any Loan Document:
(a)    the applicable Loan Party shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the applicable Loan Party becomes aware of it;
(b)    the applicable withholding agent shall make such deductions or withholdings and timely pay any such amount deducted to the relevant Government Authority when such amount is due, in accordance with applicable law;
(c)    in the case of any Indemnified Tax, the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after making the required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this subsection 2.7B), Administrative Agent or such Lender, as the case may be, receives on the due date an amount equal to the sum it would have received had no such deduction or withholding been required or made; and

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(d)    within 30 days or, if not possible, as soon as reasonably practicable after any payment of any Indemnified Tax by any Loan Party, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt issued by the relevant Government Authority evidencing such payment or other document reasonably satisfactory to Administrative Agent to evidence the payment and its remittance to the relevant Government Authority.
(v)    Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including for the full amount of any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B) payable or paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability, delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(vi)    Tax Status of Lenders.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company (with a copy to Administrative Agent), on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Company or Administrative Agent), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, or (2) notify Administrative Agent and Company in writing of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this subclause (a), the completion, execution and submission of such documentation (other than such documentation set forth in subclause (b)(1) through (b)(4) and subclause (c) and subclause (d) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of subclause (a) above, each Foreign Lender shall deliver to Company and Administrative Agent (in such number of original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Company or Administrative Agent), whichever of the following is applicable:
(1)    properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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(2)    properly completed and duly executed original copies of Internal Revenue Service Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate substantially in the form of Exhibit XIV-1 annexed hereto to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder, within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (b) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN,
(4)    to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed original copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XIV-2 or Exhibit XIV-3 annexed hereto, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XIV-4 on behalf of each such direct and indirect partner, or
(5)    properly completed and duly executed original copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any.
(c)    Without limiting the generality of subclause (a) above, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company or Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subclause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(d)    without limiting the generality of subclause (a), any Lender that is not a Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of Company or Administrative Agent), duly executed and properly

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completed copies of Internal Revenue Service Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding.
(e)    Notwithstanding any other provision of this subsection 2.7B(iv), a Lender shall not be required to deliver any form pursuant to this subsection 2.7B(iv) that such Lender is not legally eligible to deliver.
(vii)    Payment of Other Taxes by Company. Without limiting the other provisions of this subsection 2.7B, Company shall timely pay any Other Taxes to the relevant Government Authorities in accordance with applicable law.
C.    Capital Adequacy Adjustment. If any Lender shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, promptly (but in any case) within 10 Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts. Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.
D.    Dodd-Frank/Basel. For the avoidance of doubt, this subsection 2.7 shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity requirements issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity requirements promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) of the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this subsection 2.7 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

2.8	Statement of Lenders; Obligation of Lenders to Mitigate.
A.    Statements. Each Lender or Administrative Agent claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7A, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement setting forth a calculation of such compensation or reimbursement but such Lender or Administrative Agent shall not be required to disclose any confidential

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or proprietary information therein, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
B.    Mitigation. Each Lender or Administrative Agent agrees that, upon the occurrence of an event or the existence of a condition that would cause such Lender or Administrative Agent to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, if requested by Company, use reasonable efforts to make, issue, fund or maintain the Commitments or Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced, and (ii) as determined by such Lender in its reasonable discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Company agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Company or the rights of any Lender pursuant to subsection 2.7A or 2.7B.

2.9	Replacement of a Lender.
If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender or Administrative Agent, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected thereby and which receives the consent of Requisite Lenders (or, in the case of an amendment, modification or waiver requiring consent of 100% of the Lenders with Obligations directly affected thereby, Lenders holding a majority of such affected Obligations or Commitments in respect thereof) or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder and (ii) if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8A and/or is unwilling to consent to such amendment, modification or waiver upon three Business Days’ prior written notice to the Subject Lender and Administrative Agent, Company may either (x) with the consent of the Requisite Lenders, pay in full all outstanding principal, interest, fees and other amounts owed to any Non-Consenting Lender and terminate the Commitment of such Non-Consenting Lender or (y) require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7, 2.8B (if applicable) and, if such Subject Lender is a Non-Consenting Lender with respect to a Repricing Transaction, subsection 2.4B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent by Company or such assignee, (3) all of the requirements for such assignment contained in subsection 10.1B, including the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-

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Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent. A Lender that has assigned its Loans and Commitments pursuant to this subsection 2.9 shall continue to be entitled to the benefits of subsections 2.6, 2.7 and 2.8 with respect to the periods during which such Person was a Lender. If any applicable Lender shall be deemed a Non-Consenting Lender and for such reason is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by Company pursuant to subsection 2.4B(i) (x) prior to the first anniversary of the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Transaction, Company shall pay such Non-Consenting Lender a fee equal to 2.00% of the principal amount of the Initial Term Loans so assigned or prepaid or (y) on or prior to the second anniversary of the Closing Date and on or after the first anniversary of the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Transaction, Company shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Initial Term Loans so assigned or prepaid. If a Subject Lender fails to deliver assignment documentation within three Business Days of request, such assignment may be effected without the signature of such Subject Lender.

2.10	Incremental Facilities.
A.    Notice; Incremental Amendment. Company may at any time or from time to time after the Closing Date, by notice to Administrative Agent (whereupon Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional Classes of term loans or additional Loans under an existing Class of Term Loans (in each case, an “Incremental Facility” and the loans thereunder, the “Incremental Term Loans”) in an aggregate amount of up to an amount equal to $30,000,000. Each Incremental Facility shall be in an aggregate principal amount that is not less than $7,500,000 (provided that such amount may be less than $7,500,000 if such amount represents all remaining availability under the limits set forth in the preceding sentence or with the consent of the Administrative Agent). Each notice from Company pursuant to this subsection 2.10 shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Incremental Facilities may be made by any existing Lender (it being understood that no existing Lender shall have any obligation to make a portion of any Incremental Facility unless it shall otherwise agree) or by any other bank, other financial institution or Eligible Assignee (any such Person being called an “Additional Lender”); provided that Administrative Agent and Company shall have each consented (each such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under subsection 10.1 for an assignment of any Term Loans thereunder to such Lender or Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Company, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders or the Required Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Company, to effect the provisions of this

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subsection. Company shall use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement.
B.    Conditions. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the following conditions:
(i)    both at the time of any such request for an Incremental Facility and on the Incremental Facility Closing Date, no Event of Default shall exist and at the time that any such Incremental Loan is made (and after giving effect thereto) no Potential Event of Default or Event of Default (or, to the extent such Incremental Facility is used to finance a Permitted Acquisition, no Potential Event of Default or Event of Default under subsection 8.1, 8.6, 8.7 or 8.9) shall exist;
(ii)    after giving effect thereto and to all such Incremental Facilities under this subsection 2.10 on a pro forma basis in accordance with subsection 1.2B and the use of proceeds therefrom (assuming for purposes of this calculation that (a) all Incremental Term Loans are “senior secured” and (b) the cash proceeds of any such Incremental Term Loans shall not be netted), (I) Holdings shall be in Pro Forma Compliance and (II) Holdings’ Consolidated Senior Secured Net Leverage Ratio shall not exceed 3.00:1.00;
(iii)    the representations and warranties contained herein and in the other Loan Documents (or, to the extent such Incremental Facility is used to finance a Permitted Acquisition or other acquisition approved by the Requisite Lenders, only the Specified Representations) shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, for purposes of this condition;
(iv)    to the extent reasonably request by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under subsection 4.1 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent); and
(v)    such other conditions as the parties to such Incremental Amendment shall agree.
C.    Terms of Incremental Facilities. The terms and provisions of the Incremental Facilities shall be as follows:
(i)    the terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Incremental Amendment, identical to any existing Class of Term Loans (it being understood that Incremental Term Loans may be a part of an existing Class of Term Loans) and to the extent that the terms and provisions of Incremental Term Loans are not identical to an existing Class of Term Loans, they shall be reasonably satisfactory to the Administrative Agent; provided that in any event the Incremental Term Loans must comply with clauses (ii), (iii), (iv), (v) and (vi) below;

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(ii)    the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans;
(iii)    the maturity date of Incremental Term Loans shall not be earlier than the then Latest Maturity Date;
(iv)    the Yield for Incremental Term Loans shall be determined by Company and the Lenders of such Incremental Term Loans; provided that solely in the case of any Incremental Term Loans that are secured on a pari passu basis with the Initial Term Loans, in the event that the Yield for any such Incremental Term Loan is greater than the Yield for the Initial Term Loans borrowed on the Closing Date by more than 50 basis points, then the interest rate margins for the Initial Term Loans set forth in subsection 2.2A shall be increased to the extent necessary so that the Yield for such Incremental Term Loans is only 50 basis points higher than the Yield for such Initial Term Loans borrowed on the Closing Date;
(v)     each Incremental Facility may be secured by a pari passu or junior lien lien on the Collateral or may be unsecured and shall not be guaranteed by any Person that does not also guarantee the Obligations, in each case on terms (including, if such Incremental Facility is secured, intercreditor terms) and pursuant to documentation reasonably satisfactory to the Administrative Agent; and
(vi)    any mandatory prepayments of any Incremental Term Loans that are unsecured or secured by a junior lien on the Collateral may not be made except to the extent that prepayments are made first pro rata to the Term Loans and any Incremental Term Loans that are secured by a pari passu first lien on the Collateral.
D.    This subsection 2.10 shall supersede any provisions in subsection 10.5 or 10.6 to the contrary.

2.11	Loan Extensions.
A.    Company may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this subsection 2.11. In order to establish any Extended Term Loans, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, on such terms as the Company and the Lenders providing such Extended Term Loans shall agree except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in subsection 2.4A, as the case may be, with respect to the Existing Class from which such Extended Term Loans were converted, in each case as more particularly set forth in subsection 2.11C below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable

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Extension Amendment. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Class from which they were converted.
B.    Company shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.
C.    Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this subsection 2.11C and notwithstanding anything to the contrary set forth in subsection 10.6, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Loan Parties, the Administrative Agent and the applicable Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans in an aggregate principal amount that is less than $7,500,000. In addition to any terms and changes required or permitted by subsection 2.11A, each Extension Amendment shall amend the scheduled amortization payments pursuant to subsection 2.4A with respect to the Existing Class from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any principal repayment amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Amendment, Company shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent, if reasonably requested by the Administrative Agent.
D.    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (A) above (an “Extension Date”), the aggregate principal amount of existing Term Loans of each Extending Lender shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date.
E.    This subsection 2.11 shall supersede any provisions in subsection 10.5 or 10.6 to the contrary.

2.12	[Reserved].

2.13	[Reserved].

2.14	Refinancing Amendments.

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At any time after the Closing Date, Company may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which may include any then outstanding Refinancing Term Loans) pursuant to a Refinancing Amendment; provided that if such Credit Agreement Refinancing Indebtedness is secured (A) the security agreements relating to such Credit Agreement Refinancing Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (B) a representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an intercreditor agreement in form and substance satisfactory to the Administrative Agent and (C) such Credit Agreement Refinancing Indebtedness shall not be secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in subsection 4.2 (it being understood that all references to “the date of such Credit Extension” or similar language in subsection 4.2 shall be deemed to refer to the effective date of such Refinancing Amendment); provided, further, that the Administrative Agent and Company shall have each consented (each such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Refinancing Term Loans or Refinancing Term Loan Commitments if such consent would be required under subsection 10.1 for an assignment of any Term Loans thereunder to such Lender or Additional Lender. Each Class of Credit Agreement Refinancing Indebtedness incurred under this subsection 2.14 shall be in an aggregate principal amount that is not less than $7,500,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders but with the consent of the Administrative Agent, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Company, to effect the provisions of this subsection 2.14. Company shall, and shall cause the other Loan Parties to, deliver such amendments to the Loan Documents, such filings, certificates, legal opinions or other documents and instruments as the Administrative Agent shall reasonably request in connection with each such Refinancing Amendment as a condition to the effectiveness of such Refinancing Amendment.
Section 3.    [RESERVED.]
Section 4.    CONDITIONS TO LOANS
The obligations of Lenders to make Loans hereunder are subject to the satisfaction or waiver of the following conditions.

4.1	Conditions to the Initial Credit Extensions.
The obligations of Lenders to make the Term Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:
C.    Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect

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to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:
(v)    Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, dated a recent date prior to the Closing Date;
(vi)    Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;
(vii)    Signature and incumbency certificates of the Officers of such Person executing the Loan Documents to which it is a party; and
(viii)    Executed Loan Documents to which such Person is to be a party on the Closing Date.
D.    Fees. Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in subsection 2.3.
E.    Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.
F.    [Reserved.]
G.    Opinions of Counsel to Loan Parties. Lenders shall have received copies of one or more written opinions of Goodwin Procter LLP, counsel for the domestic Loan Parties, dated as of the Closing Date (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).
H.    Solvency Certificate. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate from the chief financial officer of Holdings dated the Closing Date, substantially in the form of Exhibit XI annexed hereto.
I.    Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it of Company’s insurance endorsed to include a lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

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J.    Security Interests in Personal and Mixed Property. Company shall have caused the following actions to be taken:
(vii)    Stock Certificates and Instruments. Delivery to Collateral Agent of (a) certificates, if any (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank), representing all certificated Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate) evidencing any Collateral and required to be delivered under the Security Agreement;
(viii)    Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of UCC financing statements and fixture filings searches, judgment and tax lien filings searches, and United States Patent and Trademark Office and United States Copyright Office searches required by Administrative Agent and (b) duly completed UCC termination statements requested by Administrative Agent;
(ix)    UCC Financing Statements. Delivery to Administrative Agent of duly completed UCC financing statements in appropriate form with respect to each Loan Party;
(x)    Intellectual Property Filings, etc. Delivery to Administrative Agent of all documents or instruments to be filed with any IP Filing Office requested by Administrative Agent in order to extend, create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be requested by Administrative Agent in order to terminate any effective filings in any IP Filing Office in respect of any IP Collateral; and
(xi)    Security Agreement Documents. Delivery to Administrative Agent of all other documents required to be delivered pursuant to the Security Agreement.
K.    Matters Relating to Existing Indebtedness of Holdings, Company and Its Subsidiaries. On the Closing Date substantially concurrent with the borrowing of the Initial Term Loans hereunder, Holdings, Company and its Subsidiaries shall have (a) repaid in full all Existing Indebtedness to Be Repaid, (b) terminated any commitments to lend or make other extensions of credit thereunder and (c) delivered to Administrative Agent all documents or instruments reasonably requested by Administrative Agent in order to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder. The terms and conditions of any Indebtedness remaining outstanding after the Closing Date shall be reasonably satisfactory to Administrative Agent.
L.    Patriot Act Compliance. Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by them under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
M.    Margin Regulations. All extensions of credit pursuant to this Agreement (and all guaranties thereof and security therefor), as well as the other transactions contemplated by this Agreement and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

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N.    Ratings. Company shall have used commercially reasonably efforts to obtain from each of S&P and Moody’s monitored public ratings (of any level) for the Loans and the Company’s corporate credit.
O.    ABL Credit Agreement. (i) The ABL Credit Agreement shall have been duly executed and delivered and shall become effective in form and substance reasonably satisfactory to the Administrative Agent and (ii) all consents required under the ABL Credit Agreement for the execution, delivery and performance of the Loan Documents shall have been received.

4.2	Conditions to All Loans.
The obligation of each Lender to make its Loans on each Funding Date is subject to the following further conditions precedent:
E.    Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.
F.    As of that Funding Date:
(viii)    the representations and warranties contained herein and in the other Loan Documents (or, other than with respect to Initial Term Loans, to the extent such Loans are used to finance a Permitted Acquisition or other acquisition approved by the Requisite Lenders, only the Specified Representations) shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date; and
(ix)    no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default (or, other than with respect to Initial Term Loans, to the extent such Loans are used to finance a Permitted Acquisition or other acquisition approved by the Requisite Lenders, an Event of Default or Potential Event of Default under subsection 8.1, 8.6, 8.7 or 8.9).
Section 5.    REPRESENTATIONS AND WARRANTIES
In order to induce Lenders to enter into this Agreement and to make the Loans, each of Holdings and Company represent and warrant to each Lender:

5.1	Organization, Powers, Corporate Structure, Qualification, Good Standing, Business and Subsidiaries.
G.    Organization, Powers and Corporate Structure. (i) Each of Company and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company and Holdings have all requisite power and authority to own and operate their respective properties and to carry on their business as now conducted and as proposed to be conducted,

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except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Company and Holdings have all requisite corporate power and authority to enter into the Loan Documents to which they are a party and to carry out the transactions contemplated thereby. (ii) As of the Closing Date, the corporate organizational structure of Holdings, Company and their Subsidiaries is set forth on Schedule 5.1.
H.    Qualification and Good Standing. Holdings and Company are qualified to do business and in good standing in every jurisdiction wherever necessary to carry out their business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to result in a Material Adverse Effect.
I.    Conduct of Business. Holdings, Company and their Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.
J.    Subsidiaries. All of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiii). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued and does not constitute Margin Stock. No material assessment with respect to any Capital Stock owned by any Loan Party is outstanding that has not been disclosed to Administrative Agent. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and would not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2	Authorization of Borrowing, Etc.
D.    Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, partnership or limited liability action on the part of each Loan Party that is a party thereto.
E.    No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any material Contractual Obligations or the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in the case of clauses (i) through (iv), to the extent

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such violation, conflict, Lien or failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.
F.    Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except as have been obtained or where the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.
G.    Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition.
Company has heretofore delivered to Lenders, at Lenders’ request, (i) the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended 2012 and the related audited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Quarters ended March 31, June 30, 2013 and September 30, 2013, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for each such Fiscal Quarter. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except as described on Schedule 5.3, as of the Closing Date, Holdings and its Subsidiaries have no material liabilities or monetary obligations which are not described on the latest of such historical financial statements.

5.4	No Material Adverse Change.
Since December 31, 2012, no event or change has occurred that has resulted in or would reasonably be expected to result in either in any case or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.
C.    Title to Properties; Liens. Holdings and its Subsidiaries (i) have good, sufficient and legal title to (in the case of fee interests in real property), (ii) have valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) own or have rights in (in the case of all other personal property), all of their respective material properties and assets, except for Permitted Encumbrances or other defects therein which do not have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets useful in business are free and clear of Liens other than Permitted Encumbrances.
D.    Real Property. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals

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or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto as of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Holdings nor Company has knowledge of any monetary or material non-monetary default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
E.    Intellectual Property. As of the Closing Date, Holdings and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their businesses as currently conducted, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted in writing and is pending by any Person against Holdings or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity of any such Intellectual Property, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings or Company, the use of such Intellectual Property by Holdings and its Subsidiaries and the conduct of their businesses as currently conducted do not infringe on the rights of any Person, except for such infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.6	Litigation; Adverse Facts.
There are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Holdings or Company, threatened against or affecting Holdings or any of its Subsidiaries or, to the knowledge of Holdings or Company, any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.
E.    As of the Closing Date (i) all Tax returns of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes that are due and payable by Holdings and its Subsidiaries have been timely paid, and Holdings and its Subsidiaries have made adequate provisions in accordance with GAAP for taxes not yet due and payable, except for those failures to do any of the foregoing which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) there are no proposed Tax assessments against Holdings or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) Holdings and its Subsidiaries have complied with all their withholding Tax obligations, except for those failures to do so which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse

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Effect; and (iv) no Tax Lien has been filed with respect to any of the properties or assets of Holdings or its Subsidiaries.
F.    Neither Holdings nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Internal Revenue Code or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.8	Governmental Regulation; Anti-Money Laundering and Economic Sanctions Laws.
A.    Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may render all or any portion of the Obligations unenforceable.
B.    No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers, directors or agents of such Loan Party or such Subsidiary (i) is in violation of any applicable Anti-Money Laundering Laws or (ii) engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
C.    No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers, employees, directors or agents of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans, is an Embargoed Person.
D.    Except as otherwise authorized by OFAC, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.
E.    Holdings and the Company have implemented and maintain in effect policies and procedures designed to ensure compliance by the Holdings and its Subsidiaries and their respective officers, directors, employees and agents with Anti-Money Laundering Laws and applicable Economic Sanctions Laws. No use of proceeds or other transaction contemplated by this will violate Anti-Money Laundering Laws or applicable Economic Sanctions Laws.

5.9	Securities Activities.
Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

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5.10	Employee Benefit Plans.
A.    Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except in each case for failures which would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the Internal Revenue Service that the plan is so qualified, and to Holdings’ and Company’s knowledge the plan has not been operated in any way that would result in the plan no longer being so qualified, except in each case where failures would not reasonably be expected to result in a Material Adverse Effect.
B.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
C.    The accumulated postretirement benefit obligation of health and welfare benefits for retired and former employees of Holdings, its Subsidiaries and any of their ERISA Affiliates, as defined by Statement of Financial Accounting Standards 106, would not reasonably be expected to result in a Material Adverse Effect.
D.    As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), would not reasonably be expected to result in a Material Adverse Effect.
E.    As of the Closing Date neither Holdings, its Subsidiaries nor any of their ERISA Affiliates contribute to, or within the past six years has been obligated to contribute to, any Multiemployer Plan. Neither Holdings, its Subsidiaries nor any of their ERISA Affiliates has any potential liability for withdrawal from a Multiemployer Plan within the meaning of Section 4203 of ERISA that would reasonably be expected to result in a Material Adverse Effect.
F.    Except as would not reasonably be expected to result in a Material Adverse Effect, as of the date hereof, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

5.11	Certain Fees.
No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

5.12	Environmental Compliance.
Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(i)    Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any

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Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;
(ii)    Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;
(iii)    There are and, to Holdings’ or Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries;
(iv)    Neither Holdings nor any of its Subsidiaries nor, to Holdings’ or Company’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating material Hazardous Materials treatment activity at any Facility; and Hazardous Materials are not present at, under or affecting any Facility or at any other location that would reasonably be expected to materially adversely affect the operations of, Holdings or any of its Subsidiaries;
(v)    Holdings and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits, registrations and exemptions required under Environmental Laws for their business and operations; and
(vi)    Neither Holdings nor any of its Subsidiaries has assumed or retained any material liabilities or obligations under Environmental Law or relating to Hazardous Materials.

5.13	Employee Matters.
There is no strike or work stoppage in existence or, to the knowledge of Holdings or Company, threatened involving Holdings or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

5.14	Solvency.
Holdings and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, Solvent.

5.15	Matters Relating to Collateral.
A.    Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent for the benefit of the Secured Parties pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents, as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities and foreclosure of mortgages of real property and the realization of rights to and remedies under security interests.

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B.    Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
C.    Mortgages. Each Mortgage, if any, is effective to create, in favor of Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof and such Mortgage constitutes a fully perfected First Priority Lien on, and First Priority security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof.

5.16	Disclosure.
No representation or warranty made by Holdings or any of its Subsidiaries in any Loan Document or in any other document, certificate or written statement furnished to Lenders by Holdings or any of its Subsidiaries, or on behalf of Holdings or any of its Subsidiaries by any of their agents for use in connection with the transactions contemplated by this Agreement, when taken as a whole, and excluding any projected financial information or general industry data, contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or any of its Subsidiaries, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

5.17	[Reserved.]

5.18	Insurance.
Schedule 5.18 sets forth a true, complete and correct description of all insurance maintained by Holdings and its Subsidiaries as of the Closing Date. All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid, neither Holdings nor any of its Subsidiaries has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

5.19	Use of Proceeds.
The proceeds of the Initial Term Loans shall be applied by Company (i) to the Refinancing, (ii) to pay Transaction Costs and (iii) to provide financing for working capital and other general purposes of the Holdings and its Subsidiaries following the Closing Date, including Permitted Acquisitions, Investments, redemptions, distributions and capital expenditures not prohibited by the Loan Documents.
Section 6.    COMPANY’S AFFIRMATIVE COVENANTS

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Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.
Holdings will maintain, and will cause its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver (which delivery, subject to subsection 10.8, may be made electronically) to Administrative Agent (which Administrative Agent shall promptly distribute to the Lenders):
(vi)    Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice to a Loan Party with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any written notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;
(vii)    Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a written analysis or narrative report describing the operations of Holdings and its Subsidiaries in form reasonably satisfactory to Administrative Agent and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;
(viii)    Year-End Financials: as soon as available but in any event no later than 90 days after the end of such Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a written analysis or narrative report

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describing the operations of Holdings and its Subsidiaries in form reasonably satisfactory to Administrative Agent, and (c) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any going concern or like qualification resulting solely from an upcoming maturity date for the Loans and the ABL Revolving Loans occurring within one year from the time such opinion is delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(ix)    Compliance Certificate: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;
(x)    Intentionally Omitted;
(xi)    Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to Holdings or its Subsidiaries by independent certified public accountants in connection with each material, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;
(xii)    SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, and (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority;
(xiii)    Litigation or Other Proceedings: promptly upon any Officer of Company obtaining knowledge of (1) the institution of, or written threat of, any Proceeding against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries not previously disclosed in writing by Holdings to Lenders or (2) any material development in any Proceeding that, in any case:

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(x)    has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Holdings and its Subsidiaries of giving rise to a Material Adverse Effect; or
(y)    seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the making of the Loans hereunder, or the transactions contemplated hereby;
written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;
(xiv)    ERISA Events: Promptly upon (and in no case later than five Business Days after becoming aware of) the occurrence of or forthcoming occurrence of any ERISA Event that, alone, or together with any other ERISA Events, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(xv)    ERISA Notices: with reasonable promptness, copies of such material documents or material governmental reports or material filings relating to any Pension Plan (including, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan) as Administrative Agent shall reasonably request;
(xvi)    Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year and (b) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;
(xvii)    Intentionally Omitted;
(xviii)    New Subsidiaries: together with each delivery of the Officer’s Certificate and Compliance Certificate pursuant to subsection 6.1(iv), with respect to any Person becoming a Subsidiary of Company since the date of the immediately preceding Officer’s Certificate and Compliance Certificate delivered pursuant to subsection 6.1(iv), a written notice setting forth (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);
(xix)    Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.16 reasonably requested by Administrative Agent;
(xx)    Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent;

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(xxi)    Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds: at the time of delivery of the financial statements referred to in clauses (ii) and (iii) above, a brief description of any event giving rise to the receipt of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds by Company, Holdings or their Subsidiaries and a statement describing the general proposed application of such proceeds; and
(xxii)    ABL Credit Agreement: copies of all amendments to or waivers under the ABL Credit Agreement, together with a copy of each such amendment or waiver.
Documents required to be delivered pursuant to subsection 6.1(ii), (iii) or (vii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on Holdings’ and its Subsidiaries’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent, Holdings or the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Holdings and the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) Holdings or the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings and its Subsidiaries or any other Person with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders by clearly and conspicuously marking “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” Company shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in subsection 10.19); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Company acknowledges and agrees that the list of Disqualified Institutions shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information” and may be posted on the Closing Date to all Lenders by the Administrative Agent, and thereafter all written supplements updating

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the list of Disqualified Institutions may be posted to all Lenders by the Administrative Agent after receipt thereof from the Company.

6.2	Existence, Etc.
Except as permitted under subsection 7.6, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises to its business; provided, however, that neither Company, Holdings nor any of their Subsidiaries shall be required to preserve any such right or franchise where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.3	Payment of Taxes and Claims; Tax.
Except to the extent failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, (a) timely pay all Taxes that have become due and payable; provided that no such Tax need be paid if it is being contested in good faith, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of such a Tax which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim, and (b) timely file all of its Tax returns.

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.
F.    Maintenance of Properties. Except to the extent failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation events excepted, all properties used or useful in the business of Company, Holdings and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in the ordinary course of business. Except to the extent failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, maintain the registrations and applications for registrations of the Intellectual Property owned by Company, Holdings or their Subsidiaries.
G.    Insurance. Company and Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such business interruption, public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company, Holdings and their Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry and taking into account, with respect to Real Property Assets, whether such assets are owned or leased. Without limiting the generality of the foregoing, Company and Holdings will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral

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under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days’ prior written notice to Collateral Agent of any cancellation of such policy. In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Collateral Agent a certificate from Company’s insurance broker or other evidence satisfactory to Collateral Agent that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder.
H.    Application of Net Insurance/Condemnation Proceeds. Upon receipt by Holdings or any of its Subsidiaries or by Collateral Agent as loss payee of any Net Insurance/
Condemnation Proceeds:
(vii)    so long as no Event of Default shall have occurred and be continuing, Collateral Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Company, and Company or Holdings shall, or shall cause one or more of their Subsidiaries to, apply any such Net Insurance/Condemnation Proceeds to reinvest in assets in accordance with subsection 2.4B, and to the extent not so applied within the time periods set forth in subsection 2.4B, if such Net Insurance/Condemnation Proceeds not so applied exceed $3,000,000, to prepay the Loans as provided in subsection 2.4B; and
(viii)    if at any time an Event of Default shall have occurred and be continuing, Collateral Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company or Holdings, if it or one of their Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

6.5	Inspection Rights; Lender Meeting.
A.    Inspection Rights. Company and Holdings shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by any Secured Party (on a coordinated basis) to visit and inspect any of the properties of Company, Holdings or of any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours up to one time per year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.
B.    Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year by conference call (which shall include a question and answer period) at such time as may be agreed to by Company and Administrative Agent (it being understood that, notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to reimburse any Lender for its cost of attending any such meeting).

6.6	Compliance with Laws, Etc.

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Company and Holdings shall comply, and shall cause each of their Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Holdings and the Company shall maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by Holdings and Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws and applicable Economic Sanctions Laws.

6.7	Environmental Matters.
F.    Environmental Disclosure. To the extent that any of the following would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Company will deliver to Administrative Agent and Lenders:
(i)    Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all final environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental liabilities at any Facility or with respect to any Environmental Claims.
(ii)    Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release required to be reported to any Government Authority under any Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims, or (2) any Environmental Claims, and (c) the discovery by Holdings or any of its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.
(iii)    Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims, and (b) any material Release required to be reported to any Government Authority.
(iv)    Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that would reasonably be expected to (1) cause Holdings or any of its Subsidiaries to incur an Environmental Claim or (2) cause Holdings or any of its Subsidiaries to be unable to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws.
G.    Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.
(i)    Remedial Actions Relating to Hazardous Materials Activities. Company and Holdings shall, in compliance with all Environmental Laws, promptly undertake, and shall cause each of

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their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws which violation would reasonably be expected to have a Material Adverse Effect or that presents a risk arising from an Environmental Claim that would reasonably be expected to result in a Material Adverse Effect, provided, however, that Company shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.
(ii)    Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company and Holdings shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of Environmental Laws by Holdings or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, provided, however, that Company shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

6.8	Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.
A.    Execution of Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary) of Company after the date hereof, Company will promptly (and, in any event, within 30 days) notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Security Agreement and promptly thereafter (and, in any event, within 45 days unless Administrative Agent shall have consented to a longer period in its sole discretion) take all actions to perfect Collateral Agent’s security interest in all assets of such Person pledged under the Security Agreement to the extent required thereby. In addition, as provided in the Security Agreement, Company shall, or shall cause each Guarantor that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Collateral Agent all certificates, if any, representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank) and pledged debt instruments.
B.    Foreign Subsidiaries. Notwithstanding the provisions of subsection 6.8A, no Capital Stock of (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (a “CFC”) or any Domestic Subsidiary that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the Capital Stock of foreign subsidiaries that are CFCs (a “CFC Holdco”) or (ii) a Subsidiary which stock is owned directly or indirectly by a CFC shall be required to be pledged pursuant to the provisions of the Security Agreement; provided that Capital Stock of a CFC or a CFC Holdco which stock is not owned directly or indirectly by another CFC shall be pledged as long as the aggregate amount of such CFC’s or CFC Holdco’s Capital Stock so pledged does not exceed (a) voting Capital Stock possessing 65% of the aggregate voting power of all of such CFC’s or CFC Holdco’s Capital Stock and (b) 100% of such CFC’s or CFC Holdco’s non-voting Capital Stock.
C.    Subsidiary Organizational Documents, Legal Opinions, Etc. At the time a Wholly-Owned Subsidiary of Company (other than a Foreign Subsidiary) becomes a Material Subsidiary, Company shall deliver to Administrative Agent (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from

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the Secretary of State of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) valid existence and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.
D.    Collateral for ABL Obligations. Subject to the Intercreditor Agreement, if Holdings or any of its Subsidiaries takes any action to create or perfect a security interest in any property to secure the ABL Obligations (such as by executing and delivering control agreements), such Person shall substantially contemporarily therewith take such action as may be necessary or advisable in order to create or perfect a security interest in such property to secure the Obligations. Without limitation of the foregoing, Holdings and the Company shall cause any access agreement, landlord waiver, subordination agreement or similar agreement, in each case for the benefit of the holders of the ABL Obligations, to provide equivalent rights for the Secured Parties, subject to the Intercreditor Agreement.

6.9	Matters Relating to Additional Real Property Collateral.
G.    Mortgages, Etc. From and after the Closing Date, in the event that (i) Company or any Guarantor acquires any fee ownership interest in real property, together with any improvements thereon, with a value in excess of $3,500,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee ownership interest in real property with a value in excess of $3,500,000 (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a “Mortgaged Property” and all such non-excluded Real Property Assets, collectively, the “Mortgaged Properties”), Company or such Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Mortgaged Property or becomes a Guarantor (and, in any event, within 30 days of the acquisition thereof and such Person becoming a Guarantor), as the case may be, a fully executed and notarized Mortgage (a “Mortgage”), in proper form for recording in all appropriate offices in all applicable jurisdictions, encumbering the ownership interest of such Loan Party in such Mortgaged Property; and Administrative Agent shall have received from Company or such applicable Guarantor:
(i)    Opinions of Local Counsel. If requested by Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;
(ii)    Consents, Etc. With respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by Administrative Agent in order for the owner or holder of the fee ownership interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

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(iii)    Title Insurance. If requested by Agent, with respect to each Mortgage, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid First Priority mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 110% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements as shall be reasonably requested by Collateral Agent and available in the jurisdiction in which the Mortgaged Property is located (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than Permitted Encumbrances and other exceptions reasonably acceptable to Administrative Agent;
(iv)    With respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;
(v)    Evidence reasonably acceptable to Administrative Agent of payment by Company of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;
(vi)    With respect to each Mortgaged Property, copies of all leases in which Company or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any;
(vii)    With respect to each Mortgaged Property, evidence reasonably acceptable to Administrative Agent that each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to the granting of a Mortgage with respect to the Mortgaged Property;
(viii)    Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a completed Federal Emergency Management Agency Standard Flood Hazard Determination, as to whether (1) any Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and
(ix)    Surveys with respect to each Mortgaged Property.

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H.    Real Estate Appraisals. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice during Company’s or its Subsidiaries’ normal business hours, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property if required in order for Administrative Agent or Lenders to comply with any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent).

6.10	[Reserved].

6.11	Deposit Accounts and Securities Accounts.
From and after 60 days after the Closing Date (or such later date as Collateral Agent may agree), (i) Company shall not permit its Domestic Subsidiaries’ Deposit Accounts and Securities Accounts at any time to have a principal balance in excess of $2,500,000 in the aggregate (excluding (w) accounts used exclusively as zero balance accounts, withholding taxes or to hold funds in trust for third parties (other than a Loan Party), (x) any accounts used solely for payroll, payroll taxes and other employee wage and benefit payments, and (y) any account subject to a Lien permitted by subsection 7.2A(xii) and (z) accounts maintained outside the United States) unless Company or such Domestic Subsidiary, as the case may be, has (a) executed and delivered to Collateral Agent a Control Agreement and (b) taken all other steps necessary or, in the opinion of Collateral Agent, desirable to ensure that Collateral Agent has a perfected security interest in such accounts; provided that, if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, transfer all amounts in the applicable account to an account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement and (ii) Company shall not permit the aggregate amount on deposit in all Deposit Accounts of Company and of its Domestic Subsidiaries (other than (v) Deposit Accounts maintained with Administrative Agent or subject to a Control Agreement, (w) any zero balance accounts, (x) any accounts used solely for payroll, payroll taxes and other employee wage and benefit payments, and (y) any account subject to a Lien permitted by subsection 7.2A(xii) and (z) accounts maintained outside the United States) at any time to exceed $2,500,000.

6.12	Ratings.
Company and Holdings shall use commercially reasonable efforts to cause the Loans under this Agreement and the Company’s corporate credit to continue to be publicly rated by each of Moody’s and S&P (but not to maintain a specific rating).

6.13	[Reserved].

6.14	Post-Closing Collateral Matters.
To the extent such item has not been delivered as of the Closing Date:
(i)    Company shall use commercially reasonable efforts to deliver to Administrative Agent within 60 days after the Closing Date (or such later date as Administrative Agent may agree) a landlord access agreement in form and substance reasonably satisfactory to Administrative Agent with respect to Company’s offices located in Boston and New York.
Section 7.    COMPANY’S NEGATIVE COVENANTS

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Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness.
Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(xii)    Holdings and its Subsidiaries may become and remain liable with respect to the Obligations;
(xiii)    Company and its Subsidiaries may become and remain liable with respect to Indebtedness including purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) (x) in respect of Capital Leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and in each case, any Permitted Refinancing Indebtedness thereof; provided that (A) in the case of clause (y), such Indebtedness is incurred prior to or within 210 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this subsection 7.1(ii) shall not exceed $7,500,000 at any time outstanding;
(xiv)    (A) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Collateral Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement, and (B) any Subsidiary that is not a Subsidiary Guarantor may become and remain liable with respect to Indebtedness to any other Subsidiary that is not a Subsidiary Guarantor;
(xv)    Company and its Subsidiaries may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and become and remain liable with respect to any Permitted Refinancing Indebtedness thereof, in each case other than Existing Indebtedness to Be Repaid;
(xvi)    any Person that becomes a Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition and become and remain liable with respect to any Permitted Refinancing Indebtedness thereof; provided that such Indebtedness is not created in anticipation of such acquisition and no more than $7,500,000 of Indebtedness shall have been incurred in reliance on this subsection 7.1(v) since the Closing Date;
(xvii)    current and future Foreign Subsidiaries that do not conduct, transact or otherwise engage in any business or operations other than the provision of services to or on behalf of Company and its Subsidiaries may incur Indebtedness to Company and the Subsidiary Guarantors in the ordinary course of business consistent with past practice;
(xviii)    the Loan Parties may become and remain liable with respect to Credit Agreement Refinancing Indebtedness;

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(xix)    Company and its Subsidiaries may become and remain liable with respect to any obligations arising under or relating to the Specified Letter of Credit Facility so long as the aggregate face amount of all letters of credit issued thereunder or otherwise does not exceed $5,000,000 in the aggregate and such obligations are cash collateralized in full;
(xx)    Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Guarantors incurred pursuant to this clause (ix) shall not exceed $5,000,000 in the aggregate at any time outstanding;
(xxi)    Company and the Subsidiary Guarantors may become and remain liable with respect to (x) Indebtedness, in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and (y) letters of credit supporting obligations described in subclause (ix);
(xxii)    the Loan Parties may become and remain liable with respect to Indebtedness under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(xxiii)    Company and its Subsidiaries may become and remain liable with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;
(xxiv)    (x) Company and the Subsidiary Guarantors may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of Company or any Subsidiary Guarantor permitted by this subsection 7.1, (y) Company and the Subsidiary Guarantors may become and remain liable with respect to guarantee obligations in respect of any Foreign Subsidiary to the extent permitted by subsection 7.1(vi) and (z) any Subsidiary that is not a Guarantor may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of any Subsidiary that is not a Guarantor permitted by this subsection 7.1;
(xxv)    Company and its Subsidiaries may become and remain liable for Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;
(xxvi)    Company and the Subsidiary Guarantors may become and remain liable for (x) other unsecured Indebtedness so long as (a) after giving effect thereto on a pro forma basis in accordance with subsection 1.2B and the use of proceeds therefrom assuming for purposes of this calculation that the cash proceeds of any such Indebtedness shall not be netted, Holdings’ Consolidated Net Leverage Ratio would not exceed 3.50:1.00, (b) no Potential Event of Default or Event of Default has occurred or would result therefrom, (c) such Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Term Loans, (d) the terms of such Indebtedness shall not provide for any mandatory redemption, sinking fund obligation, mandatory offer to purchase or other similar payment prior to the Latest Maturity Date other than customary offers to purchase or prepayment events, upon a change of control, asset sale or casualty or condemnation event (in each such case following payment in full of the Initial Term Loans and any other liability secured by the Collateral on a pari passu basis with the Initial Term Loans is first paid in full) and customary acceleration rights upon an event of default that are in each case no event more onerous to Holdings and its Subsidiaries than the

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corresponding provisions hereof and (e) the terms and conditions (including, if applicable, as to Collateral) of any such Indebtedness are (A) either (i) customary for similar debt securities in light of then-prevailing market conditions (it being understood that, to the extent that such Indebtedness constitutes term loans, such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Term Loans and (B) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to Holdings and the Subsidiaries than those set forth in this Agreement (provided that Company shall deliver to the Administrative Agent an Officer’s Certificate at least ten Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, certifying that Company has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date and (y) any Permitted Refinancing Indebtedness in respect thereof;
(xxvii)    Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time under an asset-based lending facility the borrowing base of which includes only the eligible accounts receivable and eligible inventory (and/or other assets and the proceeds thereof) from European account debtors of the Loan Parties and their Subsidiaries; and
(xxviii)    Company may become and remain liable with respect to Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed at any time the aggregate of (i) $10,000,000 plus (ii) up to an additional amount not to exceed $10,000,000 at any time incurred substantially in accordance with Section 2.08(d) of the ABL Credit Agreement as in effect on the date hereof.

7.2	Liens and Related Matters.
E.    Prohibition on Liens. Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(xxiii)    Permitted Encumbrances;
(xxiv)    Liens securing Indebtedness permitted pursuant to subsection 7.1(ii); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(xxv)    Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company or that are acquired by Company or any of its Subsidiaries after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens (x) exist at the time such Person becomes a Subsidiary or at the time such assets are acquired, (y) attach only to specific assets acquired in such Permitted Acquisition (and the proceeds or products thereof) and (z) were not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $3,000,000 at any time;

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(xxvi)    Liens described in Schedule 7.2 annexed hereto and extensions, renewals and replacements thereof;
(xxvii)    Liens securing Credit Agreement Refinancing Indebtedness;
(xxviii)    other Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(xxix)    Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries otherwise permitted under subsection 7.1;
(xxx)    Liens in favor of Company or a Guarantor securing Indebtedness permitted under subsection 7.1(iii);
(xxxi)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;
(xxxii)    Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets, which Liens or in the favor of the seller or shipper of such goods or assets and only attach to such goods or assets (or the proceeds thereof);
(xxxiii)    Liens (A)(x) on advances of Cash and Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to subsection 7.3 to be applied against the purchase price for such Investment and (y) consisting of an agreement to dispose of any property in an asset sale or disposition permitted under subsection 7.3 and (B) consisting of earnest money deposits of Cash and Cash Equivalents made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to subsection 7.3;
(xxxiv)    Liens on (i) Cash and Cash Equivalents and (ii) deposit accounts and securities accounts used in each case solely as collateral in connection with the Specified Letter of Credit Facility (in amounts not to exceed $5,250,000, plus customary fees and expenses of the Specified Letter of Credit Issuers) to the Specified Letter of Credit Issuers pursuant to the documents governing the Specified Letter of Credit Facility in order to secure obligations of Company and its Subsidiaries thereunder; and
(xxxv)    Liens on the Collateral securing obligations under the ABL Documents but only to the extent such Liens are subject to the Intercreditor Agreement (it being agreed that no property other than Collateral shall constitute collateral under the ABL Documents).
For the avoidance of doubt, no property may be collateral for the ABL Obligations unless such property is also Collateral and subject to the terms of the Intercreditor Agreement
F.    No Further Negative Pledges. Holdings and the Company shall not, and shall not permit any of their Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon any of its material properties or assets, whether now owned or hereafter acquired, to secure Indebtedness under any senior credit facility, including this Agreement and the ABL Credit Agreement, other than (i) this Agreement or any agreement prohibiting only the creation of Liens securing

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Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsections 7.2A(ii), (iii), (iv), (v) (vi), (vii) (viii) and (xii) as to the assets securing such Indebtedness, (iii) agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (iv) agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (v) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business and (vi) any agreement evidencing an asset sale, as to the assets being sold.
G.    No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Holdings and Company will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its Subsidiaries, (iii) make loans or advances to Holdings or any of its Subsidiaries, or (iv) transfer any of its property or assets to Holdings or any of its Subsidiaries, except (a) as provided in this Agreement, the ABL Documents, or any agreements governing Credit Agreement Refinancing Indebtedness, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) encumbrances or restrictions existing under or by reason of agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of Company, (d) encumbrances or restrictions existing under or by reason of agreements that are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such Joint Venture, (e) encumbrances or restrictions existing under or by reason of agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (f) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (g) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business, (h) as to Foreign Subsidiaries, restrictions which do not have a material adverse effect on the ability of Company to repay the Obligations when due and which are contained in the Organizational Documents of any such Foreign Subsidiary (but only to the extent required by Requirements of Law) or in agreements relating to Indebtedness permitted under clauses (iv) and (vi) of subsection 7.1 and (i) encumbrances or restrictions existing under or by reason of any agreements governing any purchase money Liens or obligations under Capital Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the property financed thereby; provided that individual agreements governing purchase money Liens or obligations under Capital Leases provided by a Person (or its Affiliates) may be cross-collateralized to other such agreements governing purchase money Liens or obligations under Capital Leases provided by such Person (or its Affiliates)).

7.3	Investments; Acquisitions.
Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of, any Person, or any division or line of business of any Person except:
(ix)    Holdings and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

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(x)    the Guarantors may make and own Investments in Company and in other Guarantors that are Subsidiaries of Company, and Subsidiaries of Company that are not Guarantors may make and own Investments in other Subsidiaries of Company;
(xi)    Holdings and its Subsidiaries may make intercompany loans, guarantees and advances to the extent permitted under subsection 7.1;
(xii)    any Foreign Subsidiary may license Intellectual Property to Company or any Domestic Subsidiary and receive customary royalty payments thereon in the ordinary course of business;
(xiii)    [Reserved];
(xiv)    Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof;
(xv)    Company and its Subsidiaries may make Permitted Acquisitions; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Holdings shall be in Pro Forma Compliance after giving effect thereto, (c) Company and Holdings shall, and shall cause their Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary and (d) the aggregate fair market value of all direct and indirect Investments in Persons that do not become Guarantors resulting from all such acquisitions shall not exceed in the aggregate (x) $15,000,000 plus (y) the portion, if any, of the Available Amount on the date of such election that Company elects to apply to this subsection 7.3(vii), such election to be specified in an Officer’s Certificate calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied;
(xvi)    Company and the Subsidiary Guarantors may make Investments consistent with past practice for the purposes of reimbursing payroll, rent, insurance and other ordinary course operating expenses of current and future Foreign Subsidiaries that do not conduct, transact or otherwise engage in any business or operations other than the provision of services to or on behalf of Company and its Subsidiaries;
(xvii)    Holdings and Company may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of its Capital Stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(xviii)    Company and its Subsidiaries may receive and hold promissory notes and other noncash consideration received in connection with any Asset Sale permitted by subsection 7.6;
(xix)    Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time (a) $7,500,000 plus (b) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such Investment occurs or after giving effect thereto, the portion, if any, of the Available Amount on the date of such election that Company elects to apply to this subsection 7.3(xi), such election to be specified in an Officer’s Certificate calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied;

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(xx)    Company and its Subsidiaries may make and own Investments in connection with the workout, bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(xxi)    Company and its Subsidiaries may make and own Investments consisting of lease, utility and other deposits or advances in the ordinary course of business;
(xxii)    Company and its Subsidiaries may make and own Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(xxiii)    Holdings and its Subsidiaries may enter into Hedge Agreements as permitted under subsection 7.1(xi);
(xxiv)    Company and its Subsidiaries may make and own Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(xxv)    Holdings and its Subsidiaries may make and own Investments consisting of advances of payroll payments to employees in the ordinary course of business;
(xxvi)    Company and its Subsidiaries may make advances in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business of Company or such Subsidiary;

7.4	Restricted Junior Payments.
Holdings and Company shall not, and with respect to clause (iv) of the definition of Restricted Junior Payment shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (in the case of clauses (i), (ii), (iii) and (viii) below so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom):
(i)    Company and its Subsidiaries may make regularly scheduled payments of principal and interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under this Agreement;
(ii)    any Subsidiary of Holdings may make Restricted Junior Payments to Holdings in an aggregate amount not in excess of $2,500,000 in any Fiscal Year (i) to fund any redemption or repurchase of Capital Stock that is required pursuant to the terms of any “qualified stock bonus plan” under Section 401(a) of the Internal Revenue Code that complies in all material respects with the applicable provisions of Sections 404, 409 and 415 of the Internal Revenue Code and (ii) to repurchase the Capital Stock of Holdings from current or former directors, employees or members of management of Holdings or any Subsidiary (or their estate, family members, spouse and/or former spouse);
(iii)    Company and its Subsidiaries may make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in-substance or

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legal defeasance), create a sinking fund or make a similar payment with respect to, Subordinated Indebtedness of Company and its Subsidiaries with the proceeds of any refinancing Indebtedness of Company and its Subsidiaries permitted by subsection 7.1 so long as such refinancing Indebtedness is Subordinated Indebtedness of Company and its Subsidiaries and subordinated to at least the same extent as the Subordinated Indebtedness being refinanced;
(iv)    Holdings and Company may declare and make dividend payments or other distributions payable solely in Specified Equity of such Person;
(v)    any Subsidiary of Holdings may make Restricted Junior Payments to Holdings:
(a)    the proceeds of which will be used to pay the portion of any income tax liability for the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated income tax returns filed by Holdings (that include Company and/or any of its Subsidiaries), which portion is attributable to the income of Company and/or its Subsidiaries, as applicable; provided that the aggregate amount of such Restricted Junior Payments in respect of any taxable period shall not exceed the lesser of (a) the taxes that would have been payable by Company and/or its Subsidiaries as a stand-alone corporate tax group, reduced by any such taxes paid or to be paid directly by Company or its Subsidiaries or (b) the actual tax liability of the Holdings consolidated, combined, unitary or affiliated group to the extent paid or to be paid by Holdings;
(b)    the proceeds of which shall be used by Holdings to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties, and franchise taxes necessary to maintain corporate existence), which are reasonable and customary and incurred in the ordinary course of business and any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of Company and its Subsidiaries; and
(c)    the proceeds of which shall be used by Holdings to pay reasonable directors’ fees and reimbursement of actual out-of-pocket expenses of directors incurred in connection with attending board of director (or similar governing body) meetings in accordance with Holdings’ Non-Employee Director Compensation Policy;
(vi)    Holdings may make Restricted Junior Payments consisting of repurchases of Capital Stock of Holdings deemed to occur upon the non-cash exercise of stock options and warrants;
(vii)    [Reserved];
(viii)    [Reserved]; and
(ix)    so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Junior Payments to Holdings in an aggregate amount not exceeding (x) $12,500,000 as long as (I) Holdings is in Pro Forma Compliance after giving effect thereto and (II) Holdings’s Consolidated Senior Secured Net Leverage Ratio calculated on a pro forma basis shall not exceed 2.25:1.00 after giving effect thereto, plus (y) the portion, if any, of the Available Amount on the date of such

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election that Company elects to apply to this subsection 7.4(ix), such election to be specified in an Officer’s Certificate calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied, which amount Holdings may use to make any Restricted Junior Payments.

7.5	Financial Covenant—Maximum Consolidated Net Leverage Ratio.
G.    Maximum Consolidated Net Leverage Ratio. Holdings and Company shall not permit the Consolidated Net Leverage Ratio as of the last day of any Fiscal Quarter ending during any period set forth in the table below (commencing with the Fiscal Quarter in which the Closing Date occurs) to be greater than the ratio set forth below opposite the last day of any Fiscal Quarter occurring during the periods set forth below:

Period	Consolidated Net Leverage Ratio
Closing Date through March 31, 2015	3.25 to 1.0
Thereafter	3.00 to 1.0

H.    Compliance with Financial Covenant. For the purposes of determining compliance with the financial covenant in subsection 7.5A in respect of any Fiscal Quarter, any cash equity contribution made to Holdings from any Person other than a Subsidiary of Holdings as a result of the issuance of any Specified Equity after the last date of such Fiscal Quarter and on or prior to the date that is 10 Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter and that is contributed to the common equity capital of Company will, if so designated by Holdings, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant in subsection 7.5A at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four Fiscal Quarter period, there shall be a period of at least two consecutive Fiscal Quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in compliance with the financial covenant in subsection 7.5A, (c) all Specified Equity Contributions shall be disregarded for purposes of determining compliance or any other computation with any other covenant or provision contained in this Agreement, (d) there shall be no pro forma reduction in Indebtedness or increase in Cash or Cash Equivalents with the proceeds of any Specified Equity Contribution for determining compliance with this subsection 7.5 for the Fiscal Quarter in which such Specified Equity Contribution is made and (e) there shall be no more than four Specified Equity Contributions made in the aggregate after the Closing Date.

7.6	Restriction on Fundamental Changes; Asset Sales.
Holdings and Company shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets

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(including its notes or receivables and Capital Stock of a Subsidiary of Company, whether newly issued or outstanding), whether now owned or hereafter acquired, except:
(iii)    any Subsidiary of Company may be merged with or into Company or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor; provided that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving Person;
(iv)    Company and its Subsidiaries may sell or otherwise dispose of inventory in the ordinary course of business;
(v)    Company and its Subsidiaries may dispose of obsolete, worn out or surplus assets or of assets no longer used or useful in the conduct of the business of Company and its Subsidiaries, in each case, in the ordinary course of business or may otherwise sell, lease, transfer or otherwise dispose or exchange assets to the extent not constituting Asset Sales;
(vi)    Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $5,000,000 in the aggregate over the term of this Agreement; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof determined in good faith by the Company, (b) the consideration received shall be at least 75% cash; provided that for purposes of this subclause (b) any Designated Noncash Consideration in an amount not to exceed $500,000 (provided that for purposes of this proviso any Designated Noncash Consideration which has subsequently been sold for, or otherwise converted to, cash shall not be counted against such limitation to the extent of the cash received) shall be deemed to be cash and (c) after giving effect to such Asset Sale, Holdings shall be in Pro Forma Compliance;
(vii)    Company and its Subsidiaries may discount or otherwise compromise or sell for less than the face value thereof, notes or accounts receivable in the ordinary course of business for purposes of compromise or collection;
(viii)    Company or any of its Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiary in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;
(ix)    Holdings, Company and its Subsidiaries may sell or otherwise dispose of any non-core asset or property acquired in connection with a Permitted Acquisition within one year of the date of such acquisition so long as the fair market value of all assets disposed of pursuant to this clause (vii) shall not exceed $2,500,000 in the aggregate over the term of this Agreement;
(x)    any Person may be merged with or into Company or any of its Subsidiaries if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) in the case of a Subsidiary of Company, if such Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Company and complies with the provisions of subsection 6.8, (c) in the case of a merger of a Subsidiary Guarantor and a Subsidiary which is not a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving Person, and (d) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

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(xi)    any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Foreign Subsidiary of Company;
(xii)    (a) Company or any of its Subsidiaries may lease, sublease, non-exclusively license or sublicense property (and surrender and terminate leases and other occupancy agreements) in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries or materially adversely affect the Collateral taken as a whole and (b) Company may exclusively license or sublicense property to any of its Subsidiaries, and any Subsidiary may exclusively license or sublicense property to the Company or any other Subsidiary;
(xiii)    Company or any of its Subsidiaries may abandon Intellectual Property which, in the reasonable and good faith determination of Company or such Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of Company or such Subsidiary;
(xiv)    Company or any of its Subsidiaries may dispose of any asset subject to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding; provided that the Net Insurance/Condemnation Proceeds received by Company or such Subsidiary shall be applied as required by subsection 2.4B(iii)(b);
(xv)    Company or any of its Subsidiaries may dispose of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties in, joint venture agreements and similar binding arrangements;
(xvi)    Company or any of its Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property; and
(xvii)    Holdings, Company and its Subsidiaries may make Investments permitted by subsection 7.3, incur Liens permitted by subsection 7.2 and make Restricted Junior Payments permitted by subsection 7.4.

7.7	[Reserved].

7.8	Transactions with Shareholders and Affiliates.
Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction among Company and its Subsidiaries or among its Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Holdings and its Subsidiaries, (iii) Restricted Junior Payments permitted by subsection 7.4, (iv) employment and severance arrangements between Holdings and its Subsidiaries and their respective officers and employees in the ordinary course of business, (v) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and

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employees of Holdings and its Subsidiaries in the ordinary course of business, (vi) the payment of fees, expenses, indemnities or other payments pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of Holdings or Company (or similar governing body)), (vii) loans and advances to employees for entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (viii) entering into the tax sharing agreements or arrangements that provide for payments permitted by subsection 7.4(v)(a) and that are approved by the board of directors of Holdings or Company (or similar governing body) and the payment of all fees and expenses related thereto, and (ix) any contribution to the capital of Holdings or Company.

7.9	Conduct of Business.
A.    Conduct of Business of Company and Its Subsidiaries. From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any material business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and any business or line of businesses substantially similar, related or incidental thereto.
B.    Conduct of Business of Holdings. Notwithstanding the foregoing in this Section 7, from and after the Closing Date, Holdings shall not conduct, transact or otherwise engage in any business or operations or incur Indebtedness or consensual Liens other than (i) its ownership of the Capital Stock of Company, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, (iv) the entering into of employment agreements with employees of Holdings, the Company and its Subsidiaries, (v) obtaining directors and officers insurance, (vi) the taking of any action permitted by the terms of this Agreement, or (vii) as required by law.

7.10	Amendments or Waivers of Certain Agreements.
B.    Amendments or Waivers of Certain Agreements. Neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under (i) any ABL Document in if such amendment or waiver (a) would result in the Liens or Obligations created under the Loan Documents not being permitted under the ABL Documents, (b) would modify Section 9.14 of the ABL Credit Agreement in a manner that is adverse to the interests of the Secured Parties or (c) otherwise places restrictions on the Company or any Guarantor (I) providing Liens to secure, or any guarantees to support, any Obligations created under Loan Documents or (II) making any payment, repayment or prepayment of any Obligations created under the Loan Documents (other than, in each case under this clause (c), any such restrictions that, taken as a whole, are not less favorable to the Secured Parties than the restrictions set forth in the ABL Documents as in effect on the Closing Date), (ii) any Organizational Document or (iii) any agreement evidencing or governing any Junior Financing after the Closing Date if such amendment or waiver is adverse to the interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.
C.    Prepayment of Junior Financing. Company shall not, and shall not permit any Subsidiary to, make any prepayment prior to the scheduled date due of any Junior Financing other than (x) with the proceeds of any Permitted Refinancing Indebtedness thereof, (y) a prepayment of such Junior Financing made using the portion, if any, of the Available Amount on the date of such election that Company elects to apply to this subsection 7.10B(y), such election to be specified in an Officer’s

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Certificate calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied (provided that immediately before and immediately after giving effect to such prepayment on a pro forma basis, no Potential Event of Default or Event of Default shall have occurred and be continuing) or (z) the conversion of any Junior Financing into Specified Equity of Holdings.

7.11	Fiscal Year.
Holdings shall not change its Fiscal Year-end from December 31.

7.12	Ownership of Subsidiaries.
Holdings and Company shall not permit any Domestic Subsidiary to be a non-Wholly Owned Subsidiary, except as a result of or in connection with a dissolution, liquidation, merger, consolidation or disposition of a Subsidiary permitted by subsection 7.6 or an Investment in any Person permitted under subsection 7.3 in which such Domestic Subsidiary ceases to be a Subsidiary, so long as, to the extent such Person is a non-Wholly Owned Subsidiary, the Capital Stock in such non-Wholly Owned Subsidiary held by a Loan Party shall be pledged as part of the Collateral.

7.13	Sale and Leaseback Transactions.
Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by subsection 7.6 and (ii) any Liens arising in connection with its use of such property are permitted by subsection 7.2.

7.14	Use of Proceeds.
Holdings and the Company shall not use, and the respective directors, officers, employees and agents of the Holdings and its Subsidiaries shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Embargained Person, or in any country submit to Economic Sanctions Laws, or (c) in any manner that would result in the violation of any Economic Sanction Law applicable to any party hereto.

Section 8.    EVENTS OF DEFAULT
If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.
Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five Business Days after the date due; or

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8.2	Default in Other Agreements.
(xxvii)    Failure of any Loan Party or any of their Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or amounts due in respect of the early termination of Hedge Agreements in an individual principal amount of $4,000,000 or more or with an aggregate principal amount of $4,000,000 or more, in each case beyond the end of any grace period provided therefor; or
(xxviii)    Breach or default by any Loan Party or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate amounts referred to in clause (i) above, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(xxix)    The occurrence of an event of default (however denominated) under the ABL Facility; provided, however, that any Event of Default arising under this subsection 8.2(iii) shall be deemed automatically to be cured in the event that such event of default under the ABL Facility is cured or waived in accordance with the terms of the ABL Credit Agreement; or

8.3	Breach of Certain Covenants.
Failure of Holdings or Company (in the case of subsection 6.2 solely with respect to Holdings, Company or any Material Subsidiary) to perform or comply with any term or condition contained in subsection 2.5, 6.1(i), 6.2 (in the case of subsection 6.2 solely with respect to Holdings, Company or any Material Subsidiary) or Section 7 of this Agreement; or

8.4	Breach of Warranty.
Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.
Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, Etc.
(xxx)    A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of their Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or

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hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or
(xxxi)    An involuntary case shall be commenced against Holdings, Company or any of their Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of their Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of their Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of their Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.
(ii)    Holdings, Company or any of their Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of their Material Subsidiaries shall make any assignment for the benefit of creditors; or
(iii)    Holdings, Company or any of their Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of their Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.
Any final non-appealable money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $4,000,000 or (ii) in the aggregate at any time an amount in excess of $4,000,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, shall be entered or filed against Holdings, Company or any of their Material Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

8.9	Dissolution.
Any order, judgment or decree shall be entered against Holdings, Company or any of their Material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	Employee Benefit Plans.

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(v)    There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate could reasonably be expected to result in a liability of Holdings or any of its Subsidiaries in excess of $4,000,000 during the term of this Agreement; or (ii)(x) there shall exist, as of any valuation date for a Pension Plan, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans which could reasonably be expected to result in a Material Adverse Effect, and (y) there has been a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any such Pension Plan; or

8.11	Change in Control.
A Change in Control shall have occurred; or

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.
(i) Any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Collateral Agent shall not have or shall cease to have a valid and perfected (a) First Priority Lien on any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $4,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (b) Lien on the Collateral purported to secure the ABL Obligations, (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof or the validity, perfection or priority of any Lien on any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $4,000,000 (provided such threshhold shall not apply to Collateral purported to secure the ABL Oblgiations), in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or
THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate. Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of this Agreement and the other Loan Documents and shall be applied as herein and therein provided.
Section 9.    ADMINISTRATIVE AGENT

9.1	Appointment.
I.    Appointment of Administrative Agent and Collateral Agent. JPM is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and JPM hereby accepts such appointment (references to Administrative Agent in this Agreement and the

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other Loan Documents shall be deemed to include Administrative Agent in the capacity of Collateral Agent). Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. JPM agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party.
Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.
J.    Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).
In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.
Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such

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Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.
K.    Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2	Powers and Duties; General Immunity.
C.    Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.
D.    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
E.    Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). An Agent shall be entitled to refrain from any discretionary act or the taking of any discretionary action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any discretionary power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as

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the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).
F.    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.
G.    Disqualified Lenders. Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment Agreement or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.
Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.
Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the

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extent that any such Person shall not have been reimbursed by Company (and without limiting Company’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence, willful misconduct or breach of obligations as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agents; Successor Administrative Agent and Collateral Agent.
Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent or Collateral Agent, Requisite Lenders shall have the right, upon ten Business Days’ notice to Company, to appoint a successor Agent; provided that in the case of a successor Administrative Agent, Company shall have consented thereto (which consent shall not be required if an Event of Default has occurred and is continuing). If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, the retiring Agent may, on behalf of Lenders, appoint a successor Agent. If such Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Agent, such resignation shall nonetheless become effective in accordance with such Agent’s notice and (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Collateral Agent will continue to be held by it until a Person shall have accepted the appointment of successor Collateral Agent, and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Agent in accordance with this subsection 9.5. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). The fees payable by Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After any retiring Agent’s resignation hereunder, the provisions of this Section 9 and subsections 10.2 and 10.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

9.6	Collateral Documents; Guaranty and Intercreditor Agreement.
Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent and Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and intercreditor agreements pursuant to this Agreement, and to be the agent for and representative of Lenders under each Guaranty. Each Lender agrees to be bound by the terms of each Collateral Document, intercreditor

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agreement and the Guaranty; provided that Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document, any intercreditor agreement or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets (other than to a Loan Party) permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented, (b) release any Guarantor from the Guaranty if the Capital Stock of such Guarantor is sold to any Person (other than an Affiliate of Company) such that it no longer constitutes a Subsidiary pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have (or such greater number of Lenders as may be required by subsection 10.6) otherwise consented, (c) subordinate the Liens of Collateral Agent, on behalf of Lenders, to any Liens permitted by clauses (ii) and (iii) of subsection 7.2A or (d) release any Lien encumbering any Collateral that is the subject of any Restricted Junior Payment or Investment permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required by subsection 10.6) have otherwise consented; provided that, in the case of a sale of such item of Collateral or Capital Stock referred to in subdivision (a) or (b), the Administrative Agent shall have received an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Further, each Lender acknowledges that certain rights and remedies under the Loan Documents may become subject to the terms of one or more intercreditor agreements pursuant to this Agreement. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty or any such intercreditor agreement, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, any such intercreditor agreement and the Guaranty may be exercised solely by Administrative Agent and/or Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding (including credit bidding) and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7	Duties of Other Agents.
To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent, syndication agent or arranger, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

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In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise
(xviii)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3, 10.2 and 10.3) allowed in such judicial proceeding, and
(xix)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3, 10.2 and 10.3.
Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.9	Withholding Taxes.
Without limiting or expanding the provisions of subsection 2.7B, each Lender shall indemnify and hold harmless Administrative Agent against, within ten days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent as a result of the failure of Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this subsection 9.9. The agreements in this subsection 9.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge or all other Obligations.

9.10	Secured Cash Management Agreements and Secured Swap Contracts.

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Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Swap Counterparty that obtains the benefits of subsection 2.4D, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Counterparty, as the case may be.
Section 10.    MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans.
H.    General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights nor obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
I.    Assignments.
(xx)    Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Term Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000 (aggregating concurrent assignments to or by two or more Affiliated Funds for the purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to U.S.

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federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent and (2) if no Event of Default (relating to any Event of Default described in subsection 8.1, 8.6 or 8.7) has occurred and is continuing, Company, shall have consented (which consents shall not be unreasonably withheld) or denied consent thereto, which consent or denial shall be made by Company promptly; provided that no consent of Company shall be required in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender; provided, further, that no consent of Administrative Agent shall be required in the case of any assignment of Term Loans to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender.
Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V annexed hereto, with appropriate insertions to reflect the amounts of the outstanding Term Loans, of the assignee and/or the assigning Lender. Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.
(xxi)    Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to U.S. federal income Tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this clause (ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).
(xxii)    Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be

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deemed to have given its consent ten Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent or the electronic settlement system used in connection with any such assignment) unless such consent is expressly refused by Company prior to such tenth Business Day.
(xxiii)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Nothing in this clause (iv) shall relieve the Granting Lender from its obligations under the Loan Documents except to the extent any such obligation is fully performed by the SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. Company agrees that each SPC shall be entitled to the benefits of subsections 2.6D and 2.7 (subject to the requirements and limitations of those subsections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this subsection 10.1B. A SPC shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the interest granted to such SPC, unless the grant of the interest to such SPC is made with Company’s prior written consent. This subsection 10.1B(iv) may not be amended without the written consent of the SPC.
(xxiv)    Notwithstanding anything to the contrary herein, no such assignment shall be made to (A) any natural person, (B) any Disqualified Institution, (C) any Person described in subsection 10.1G, (D) Holdings, Company or any of their Subsidiaries except as permitted under subsection 10.1H or (E) to any Other Affiliate except as permitted under subsection 10.1I.
J.    Participations.
(1)    Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person, an Other Affiliate, Holdings and its Subsidiaries or a Disqualified Institution) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this

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Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly effecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 (subject to the requirements and limitations of those subsections and, to the extent set forth in the next sentence, subsection 2.9 treating such Participant as if it were a Lender for such purposes) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. Each Lender that sells a participation agrees, at the Company’s request and expense, to use commercially reasonable efforts to cooperate with the Copmany to effectuate the provisions of subsection 2.9 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless (x) the sale of the participation to such Participant is made with Company’s prior written consent or (y) such greater payment results from any Change in Law after the date the participation is acquired.
(2)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.
K.    Pledges and Assignments. Any Lender may, without the consent of Company or Administrative Agent, at any time pledge or assign a security interest in (other than to a Disqualified Institution or a natural person) all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank and, in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued by such Lender, including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
L.    Information. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

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M.    Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.
N.    Ineligible Assignees. Notwithstanding the foregoing or any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.
O.    Company Buybacks. Any Lender may assign all or any portion of its Term Loans hereunder to Holdings or the Company, but only if:
(i)    (a) such assignment is made pursuant to a Dutch Auction open to all Lenders of the applicable Class of Term Loans on a pro rata basis and (b) the aggregate consideration for all such assignments does not exceed $20,000,000;
(ii)    no Event of Default has occurred and is continuing or would result therefrom;
(iii)    Holdings or the Company, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Representation; and
(iv)    any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or the Company.
P.    Other Affiliates. Assignments to or from an Other Affiliate (including any Debt Fund Affiliate) shall be subject to the following additional conditions:
(i)    no Event of Default shall have occurred or be continuing or would result from such assignment;
(ii)    the assigning Lender and the assignee Other Affiliate (or the assigning Other Affiliate and the Eligible Assignee) shall execute and deliver to the Administrative Agent an assignment and assumption agreement substantially in the form of Exhibit XVI hereto (an “Other Affiliate Assignment Agreement”) in lieu of an Assignment Agreement, and such Other Affiliate

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Assignment Agreement shall contain the following provisions: (1) the assignor/assignee Other Affiliate (other than Debt Fund Affiliates) shall each represent to the Administrative Agent in the Other Affiliate Assignment and Assumption that the limitation set forth in clause (iii) below has not been violated, and (2) such Other Affiliate (other than Debt Fund Affiliates) shall affirm the No Undisclosed Information Representation;
(iii)    after giving effect to any such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding;
(iv)    each Other Affiliate (other than Debt Fund Affiliates), in connection with any (a) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (b) other action on any matter related to any Loan Document or (c) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that each Other Affiliate shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Other Affiliates, except that (x) the Commitment of any such Other Affiliate may not be increased or extended, the maturity of the Loans of any such Other Affiliate may not be extended, the rate of interest on any of such Loans may not be reduced (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Other Affiliate and (y) any amendment, modification, waiver, consent or other action that by its terms adversely affects any Other Affiliate in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Other Affiliate than it is to, other similarly affected Lenders shall require the consent of such Other Affiliate. Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Requisite Lenders or Requisite Class Lenders, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 50% of the amounts actually included in determining whether the threshold in the definition of Requisite Lenders or Requisite Class Lenders has been satisfied. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence. Each of Holdings and the Company and each Other Affiliate hereby agrees that if a case under Title 11 of the Bankruptcy Code is commenced against Holdings or any of its Subsidiaries, the Other Affiliates, with respect to any plan of reorganization that does not adversely affect any Other Affiliate in any material respect as compared to other similarly affected Lenders, shall be deemed to have voted in the same proportion as the Lenders that are not Other Affiliates voting on such matter; and each Other Affiliate hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code. Each Other Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Other Affiliate's attorney-in-fact, with full authority in the place and stead of such Other Affiliate and in the name of such Other Affiliate, from time to time in the Administrative Agent's discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause provided that an Other Affiliate (identified prior to the Closing Date or thereafter approved by the Administrative Agent)

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that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity, will not be subject to such voting limitations and will be entitled to vote as if it was a Lender; and
(v)    notwithstanding anything to the contrary herein (i) Other Affiliates (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Company are not then present, (ii) Other Affiliates (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Company or its representatives and (iii) no Other Affiliate (other than Debt Fund Affiliates) shall be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender.
The Administrative Agent shall not have any affirmative obligation to determine whether the Loans held by Other Affiliates exceed the 25% limit set forth in this subsection 10.11 or the Loans held by Debt Fund Affiliates exceed the 50% limit set forth in this subsection 10.11.

10.2	Expenses.
Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly: (i) all reasonable costs and expenses of each Agent including reasonable outside attorney’s fees in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for Company (including any opinions reasonably requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of outside counsel to the Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent, Collateral Agent and of counsel providing any opinions that Administrative Agent, Collateral Agent or Requisite Lenders may reasonably request in respect of the Collateral Documents or the Liens created pursuant thereto (but without duplication of amounts otherwise payable under subsection 2.7 and excluding Excluded Taxes); (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other outside consultants, advisors and agents retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals and any environmental audits or reports provided for under subsection 6.9; (vi) all reasonable costs and expenses incurred by Administrative Agent or Collateral Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable costs and expenses

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incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of outside accountants, advisors and consultants, incurred by Administrative Agent, Collateral Agent and its counsel relating to efforts to (a) during the continuance of any Event of Default evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral pursuant to the terms of the Loan Documents; and (ix) all costs and expenses, including outside attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent, Collateral Agent and Lenders (including the reasonable fees and disbursements of one law firm for the Agents and the Lenders, collectively, unless more than one counsel is required due to actual or potential conflicts of interest in the reasonable judgment of such persons, plus any local counsel or foreign counsel) in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.
In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agents and Lenders (collectively, the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, willful misconduct or breach of obligations of that Indemnitee or its control Affiliates, directors, officers or employees as determined by a final non-appealable judgment of a court of competent jurisdiction.
As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one law firm for the Lenders, unless more than one counsel is required due to actual or potential conflicts of interest in the reasonable judgment of an Indemnitee, plus any local counsel or foreign counsel) for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (including by or on behalf of any Loan Party or its Affilaites), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, punitive, special, exemplary or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the transactions contemplated hereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the

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Guaranty)), (ii) the representations of any Loan Party contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries; provided, however, that for the avoidance of doubt, this subsection 10.3 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements arising from any non-Tax claim.
To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4	Set-Off.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by each of Holdings and Company at any time or from time to time, without notice to Holdings or the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of any Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

10.5	Ratable Sharing.
Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement or pursuant to court order), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to

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purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest, and (b) the foregoing provisions shall not apply to (1) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement, (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B (including by means of a Dutch Auction and open market debt repurchases), (3) the incurrence of any Credit Agreement Refinancing Indebtedness in accordance with subsection 2.14, or (4) any Extension Amendment described in subsection 2.11. Each of Holdings and the Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.
C.    No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Holdings or Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:
(a)    each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, or postpone the date or reduce or forgive the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, or (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E), decrease the amount of any fees payable hereunder, or change in any manner provisions herein relating to whether the interest rate borne by any Loan is payable in cash or in kind; or
(b)    each Lender adversely affected thereby (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments or Loans of any Class approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders or all affected Lenders, (3) release any Lien granted in favor of Collateral Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (4) change in any manner

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or waive the provisions contained in subsection 2.4B(iv)(b), subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6.
D.    In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of an Agent shall be effective without the written concurrence of such Agent, (iii) of subsection 2.4 that alters the application of any mandatory or voluntary prepayment as between Classes without the written concurrence of Requisite Class Lenders of each Class that is being allocated a lesser amount of any such prepayment as a result thereof, provided that Requisite Lenders may waive, in whole or in part, any mandatory prepayment and Requisite Lenders (in addition to each Lender that thereby increases its Commitment) may increase the aggregate amount of the Commitments, in each case so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; and (iv) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.
E.    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, Administrative Agent and Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders. In addition, this subsection 10.6 shall be subject to subsections 2.10, 2.11 and 2.14.
F.    Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.
G.    Notwithstanding the foregoing, the Administrative Agent with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistence or defect or correct any typographical error (in each case as reasonably determined by the Administrative Agent) or other manifest error in any Loan Document so long as such amendment, modification or supplement (i) does not adversely affect the rights of any Lender or (ii) the Agents and the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders and Agents, a written notice from the Requisite Lenders or any Agent stating that the Requisite Lenders or such Agent object to such amendment.

10.7	Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception

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to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures; Electronic Communications.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to any Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and the Agents, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.
Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent, Collateral Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Company hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Company, that it will, or will cause Holdings and its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to the Loan Documents, or to the Lenders under subsection 6.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Notice of Borrowing, a Notice of Conversion/ Continuation or a Notice of Prepayment, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Potential Event of Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Loans (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to Brandon.o.williams@jpmorgan.com (or at such other electronic mail address as directed by Administrative Agent). In addition, Company agrees, and agrees to cause Holdings and its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent.
Company further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system.
Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by

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a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.9	Survival of Representations, Warranties and Agreements.
A.    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
B.    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.15, 10.16, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.15, 10.16 and 10.18 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.
No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.
Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside

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and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.
In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.
The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Loan Parties, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
To the extent permitted by law, neither Holdings nor the Company shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	Intentionally Omitted.

10.15	Applicable Law.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship.

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Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process.
ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS OR COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER, THE COLLATERAL AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY
(I)    ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II)    WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III)    AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;
(IV)    AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V)    AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI)    AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18	Waiver of Jury Trial.

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EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19	Confidentiality.
Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement or any other Loan Documents in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Holdings and Company that in any event a Lender may make disclosures (a) to its Affiliates and its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors in connection with the transactions hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee pursuant to subsection 10.1D or (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a

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nonconfidential basis from a source other than Holdings or any of its Subsidiaries, (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding Company and the Loans is solely for purposes of evaluating an investment in such Securitization (as defined below), or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization (as defined below) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and, provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, (i) Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement in customary marketing materials and to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and Lenders, and (ii) Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense, in the case of each of clauses (i) and (ii) including information such as the identity and titles of the parties hereto, the types and amounts of the facilities provided herein and other general information relating hereto, but not the express terms and conditions of the covenants and other agreements contained herein. For purposes hereof, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Loan Documents.

10.20	Counterparts; Effectiveness.
This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21	USA Patriot Act.

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Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.22	No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.23	Intercreditor Arrangements.
A.     It is the intention and agreement of the parties hereto that this Agreement constitute the “Term Loan Agreement” under the Intercreditor Agreement, and that the Administrative Agent constitute the “Term Loan Representative” under the Intercreditor Agreement. Each Lender irrevocably authorizes the Administrative Agent to execute and deliver any document, instrument or amendment that is required or recommendable (if any) for the purpose of evidencing the foregoing agreements. Each Lender agrees to the terms of the Intercreditor Agreement.
B.    Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control. Without limiting the generality of the

509265-1822-13506-Active.15159325.22

foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) with respect to the ABL Priority Collateral shall be subject to the terms of the Intercreditor Agreement, and until the ABL Obligations Payment Date, any obligation of the Company and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral, shall be deemed to be satisfied if the Company or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Document. Until the ABL Obligations Payment Date, the delivery of any ABL Priority Collateral to the ABL Representative pursuant to the ABL Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.
[Remainder of page intentionally left blank]

509265-1822-13506-Active.15159325.22

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
COMPANY:
INTRALINKS, INC.
By:    /s/ Derek Irwin
    Name: Derek Irwin
    Title: Chief Financial Officer
Notice Address:

IntraLinks, Inc.
529 Main Street, Suite 222
Charlestown, MA 02129
Attention:    Scott N. Semel
Telephone:     (617) 574-5456
Facsimile:    (617) 574-5421
with a copy to:
Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Jennifer K. Bralower
Telephone: (212) 813-8857
Facsimile: (212) 355-3333

509265-1822-13506-Active.15159325.22

HOLDINGS:
INTRALINKS HOLDINGS, INC.
By:    /s/ Derek Irwin
    Name: Derek Irwin
    Title: Chief Financial Officer
Notice Address:

IntraLinks, Inc.
529 Main Street, Suite 222
Charlestown, MA 02129
Attention:    Scott N. Semel
Telephone:     (617) 574-5456
Facsimile:    (617) 574-5421
with a copy to:
Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Jennifer K. Bralower
Telephone: (212) 813-8857
Facsimile: (212) 355-3333

509265-1822-13506-Active.15159325.22

AGENTS:
JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent
By:    /s/ James McDonnell
    Name: James McDonnell
    Title: Authorized Officer
Notice Address for Administrative Agent or Collateral Agent:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 07
Chicago, IL 60603-2300
Attention: Brandon Williams
Telecopy: (888) 303-9732
Telephone: (312) 732-4962

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: James T. Knight, Esq.
Telecopy: (212) 455-2502
Telephone: (212) 455-7123

509265-1822-13506-Active.15159325.22

LENDER:
JPMORGAN CHASE BANK, N.A., as a Lender
By:    /s/ James McDonnell
    Name: James McDonnell
    Title: Authorized Officer
Notice Address:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 07
Chicago, IL 60603-2300
Attention: Brandon Williams
Telecopy: (888) 303-9732
Telephone: (312) 732-4962

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: James T. Knight, Esq.
Telecopy: (212) 455-2502
Telephone: (212) 455-7123

509265-1822-13506-Active.15159325.22

EXHIBIT I

[FORM OF] NOTICE OF BORROWING
DATED: ____________
Pursuant to that certain Credit Agreement dated as of February 24, 2014, as amended, restated, supplemented or otherwise modified through the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among IntraLinks, Inc., a Delaware corporation (“Company”), IntraLinks Holdings, Inc., a Delaware corporation (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as collateral agent for Lenders (in such capacity, “Collateral Agent”), this represents Company’s request to borrow as follows:
1.    Date of borrowing: _______________, ____
2.    Amount of borrowing: $___________________
3.    Class of Term Loans: [ ] Term Loans
4.    Interest rate option:
[  ] a.    Base Rate Loan(s)
[  ] b.    Eurodollar Rate Loans with an initial Interest Period of ____________ month(s)
5.     Auto-roll: [ ]
The proceeds of such Loans are to be deposited in Company’s account at _________________.
The undersigned officer, to the best of his or her knowledge, certifies on behalf of Company that:
(i)    The [representations and warranties] [Specified Representations] contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date; and
(ii)    No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default [under subsection 8.1, 8.6, 8.7 or 8.9 of the Credit Agreement].

I-1
Notice of Borrowing

INTRALINKS, INC.
By:
    Name:
    Title:

I-2
Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION
DATED: ____________
Pursuant to that certain Credit Agreement dated as of February 24, 2014, as amended, restated, supplemented or otherwise modified through the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among IntraLinks, Inc., a Delaware corporation (“Company”), IntraLinks Holdings, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as collateral agent for Lenders (in such capacity, “Collateral Agent”), this represents Company’s request to convert or continue Loans as follows:
1.    Date of conversion/continuation: _______________, ____
2.    Amount of Term Loans being converted/continued: $___________________
3.    Class of Term Loans being converted/continued: [Initial] [ ] Term Loans.
4.    Nature of conversion/continuation:
[ ] a.    Conversion of Base Rate Loans to Eurodollar Rate Loans
[ ] b.    Conversion of Eurodollar Rate Loans to Base Rate Loans
[ ] c.    Continuation of Eurodollar Rate Loans as such
5.    Auto-roll: [ ]
6.    If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date: _______________ month(s)
In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, certifies on behalf of the Company that no Event of Default has occurred and is continuing under the Credit Agreement.
.
INTRALINKS, INC.
By:
    Name:
    Title:

II-1
Notice of Conversion/Continuation

EXHIBIT IV

[FORM OF] NOTICE OF PREPAYMENT
DATED: ____________
Pursuant to that certain Credit Agreement dated as of February 24, 2014, as amended, restated, supplemented or otherwise modified through the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among IntraLinks, Inc., a Delaware corporation (“Company”), IntraLinks Holdings, Inc., a Delaware corporation (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as collateral agent for Lenders (in such capacity, “Collateral Agent”), as documentation agent, this represents Company’s notice of prepayment as follows:

1.	Date of Notice: ________________, ________

2.	Type of Prepayment/Reduction/Termination:

[ ] a.	Voluntary prepayment of [ ] Term Loans:

[ ] b.	Mandatory prepayment of Term Loans (specify the circumstance requiring said prepayment by checking the appropriate box below):

[ ] i.	Receipt of Net Asset Sale Proceeds that will not be reinvested

[ ] ii.	Receipt of Net Insurance/Condemnation Proceeds that will not be reinvested

[ ] iii.	Receipt of Net Securities Proceeds from the issuance of Indebtedness of Holdings or any of its Subsidiaries

[ ] iv.	Consolidated Excess Cash Flow

3.	Amount of Prepayment:
Voluntary/mandatory prepayment: $___________

4.	If applicable, specify desired application of voluntary prepayment:

5.	Date of prepayment: __________, ________

IV-1
Notice of Prepayment

6.
Attached hereto is (if applicable) a calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to a mandatory prepayment.

7.	[ ] Election to Permit Term Lender Opt Out
IN WITNESS WHEREOF, the undersigned authorized officer of Company has executed this notice as of the date set forth above.
INTRALINKS, INC.
By:
    Name:
    Title:

IV-2
Notice of Prepayment

EXHIBIT V

[FORM OF] [ ] TERM NOTE

INTRALINKS, INC.
$_____________________    ______________________
    [________], 2014
FOR VALUE RECEIVED, INTRALINKS, INC., a Delaware corporation (“Company”), promises to pay to __________________ (“Payee”) or its registered assigns the principal amount of _________________ ($[________________________]). The principal amount of this Note shall be payable on the dates and in the amounts specified in the below referenced Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.
Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of February 24, 2014 by and among Company, IntraLinks Holdings, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent for Lenders (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).
This Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [ ] Term Loan evidenced hereby was made and is to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.
Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.
This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

Term Note

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW. THIS NOTE INCORPORATES BY REFERENCE, AND COMPANY AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.17 OF THE CREDIT AGREEMENT.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.
Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby waive diligence, presentment, protest, demand and [notice of every kind and,] to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Term Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
INTRALINKS, INC.
By:
    Name:
    Title:

Term Note

EXHIBIT VIII

[FORM OF] COMPLIANCE CERTIFICATE
DATED: ____________
THE UNDERSIGNED HEREBY CERTIFY THAT:
(1)    We are the duly elected [Title] and [Title] of IntraLinks, Inc., a Delaware corporation (“Company”);
(2)    We have reviewed the terms of that certain Credit Agreement dated as of February 24, 2014 as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, IntraLinks Holdings, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent for Lenders, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and
(3)    The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].
[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event: ___________________________________________].

VIII-1
Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered on the date as first written above, pursuant to subsection 6.1(iv) of the Credit Agreement.
INTRALINKS, INC.
By:
    Name:
    Title:

VIII-2
Compliance Certificate

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE
This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

VIII-3
Compliance Certificate

A.	Maximum Consolidated Net Leverage Ratio (as of ___________, ____)
	1. Consolidated Total Debt:	$_____________
	2. Less cash and Cash Equivalents not to exceed $50,000,000 of the Loan Parties	$_____________
	3. Consolidated EBITDA for the consecutive four fiscal quarters ending on ________________:	$_____________
	4. Maximum Consolidated Net Leverage Ratio (1 minus 2):(3):	____:1.00
	5. Maximum ratio permitted under subsection 7.5:	____:1.00

B.	Consolidated Excess Cash Flow (for the Fiscal Year ended _________)
	1. Consolidated EBITDA:	$_____________
	2. Consolidated Working Capital Adjustment:	$_____________
	3. Extraordinary, unusual or nonrecurring cash gains deducted from Consolidated EBITDA	$_____________

4. Scheduled repayments of Consolidated Total Debt (excluding (x) repayments of revolving loans except to the extent the revolving loan commitment is permanently reduced in connection with such repayments and (y) any such repayment out of the proceeds of refinancing Indebtedness)
$_____________

5. Internally generated funds of Holdings and its Subsidiaries used to make Consolidated Capital Expenditures (and any amounts that would be included as Consolidated Capital Expenditures but for the operation of clause (c)(ii) of the definition thereof (except, in the case of clause (c)(ii), to the extent made out of Net Insurance/Condemnation Proceeds)):
$_____________
	6. Consolidated Cash Interest Expense:	$_____________
	7. Current taxes based on income, capital or profits of Holdings and its Subsidiaries and paid in cash:	$_____________

8. Internally generated funds of Holdings and its Subsidiaries used to finance Permitted Acquisitions and Investments permitted by subsections 7.3(vii), (viii) (to the extent such amounts have not already been deducted in calculating Consolidated Net Income) and (xi)(a):
$_____________

9. Any other amount paid from internally generated funds of Holdings and its Subsidiaries during such period which was added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clauses (vii), (viii), (ix), (xi), (xii), (xv), (xviii) and (xix) of the definition of Consolidated EBITDA:
$_____________
	10. Any amount paid from internally generated funds applied to make Restricted Junior Payments permitted by subsection 7.4 (other than clauses (i), (iii), (iv), (vi), (viii) and (ix) thereof):	$_____________
	11. Any cash security deposits made in respect of leases for office space:	$_____________
	12. Any amounts included in Consolidated EBITDA pursuant to clauses (xvii) or (xviii) thereof not paid in cash:	$_____________
	13. Consolidated Excess Cash Flow ((1+2+3)-(4+5+6+7+8+9+10+11+12)):	$_____________

VIII-4
Compliance Certificate

C.	Available Amount (as of ___________, ____) (the “Reference Time”)
1. $10,000,000:
	2. Cumulative Retained Excess Cash Flow (a x b):	$_____________
	a. Applicable Retained Percentage:	_____________
	b. Consolidated Excess Cash Flow (commencing with Fiscal Year 2014):	$_____________

3. The Net Securities Proceeds from any issuance of Specified Equity (other than any Specified Equity Contribution or any Specified Equity issued to a Subsidiary of Holdings) by Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Time that are contributed to the common equity capital of Company:
$_____________

4. In the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to subsection 7.3(vii)(y) or 7.3(xi)(y), an amount equal to the aggregate amount received by Company or any of its Subsidiaries in cash and Cash Equivalents immediately following the Closing Date through and including the Reference Time from: (i) the sale (other than to Holdings or any of its Subsidiaries) of such Investment less any amounts that would be deducted pursuant to the definition of Net Asset Sale Proceeds if such sale constituted an Asset Sale, (ii) any dividend or other distribution received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments received in respect of any such Investment:
$_____________
	5. Declined Amounts from the Closing Date to the Reference Time:	$_____________
	6. The aggregate amount of Permitted Acquisitions of Persons that do not become Guarantors made pursuant to subsection 7.3(vii)(y) following the Closing Date and prior to the Reference Time:	$_____________
	7. The aggregate amount of Investments made pursuant to subsection 7.3(xi)(y) following the Closing Date and prior to the Reference Time:	$_____________
	8. The aggregate amount of Restricted Junior Payments pursuant to subsection 7.4(ix)(y) following the Closing Date and prior to the Reference Time:	$_____________
	9. The aggregate amount of prepayments of Junior Financing pursuant to subsection 7.10B(y) following the Closing Date and prior to the Reference Time:	$_____________
	10. Available Amount ((1+2+3+4+5)-(6+7+8+9)):	$_____________

VIII-5
Compliance Certificate

EXHIBIT X

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AND ASSUMPTION
DATED: ____________
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]: ________________________________ ________________________________

2.	Assignee[s]: ________________________________ ________________________________ [for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower: IntraLinks, Inc., a Delaware corporation

X-1
Assignment Agreement

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: The Credit Agreement dated as of February 24, 2014, among IntraLinks, Inc., a Delaware corporation (“Company”), IntraLinks Holdings, Inc., a Delaware corporation, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent for Lenders, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Class of Term Loans Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ________________________________]
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

X-2
Assignment Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:
    Title:
[NAME OF ASSIGNOR]
By:
    Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
    Title:
[NAME OF ASSIGNEE]
By:
    Title:
Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
    Title:

X-3
Assignment Agreement

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) it is not an Other Affiliate, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement (and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable) and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding

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Assignment Agreement

the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

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Assignment Agreement

EXHIBIT XI

[FORM OF] SOLVENCY CERTIFICATE
_________ , 20 __
This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with to that certain Credit Agreement dated as of February 24, 2014, as amended, restated, supplemented or otherwise modified through the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”), by and among IntraLinks, Inc., a Delaware corporation (“Company”), IntraLinks Holdings, Inc., a Delaware corporation (“Holdings”), the financial institutions referred to therein as Lenders (“Lenders”), and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as collateral agent for Lenders (in such capacity, “Collateral Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.
This Certificate is being delivered pursuant to subsection 4.1F of the Credit Agreement. The undersigned is the Chief Financial Officer of Company and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Company, and not individually, as follows:
1.    I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.
2.    I have carefully prepared and/or reviewed the contents of this Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.
3.    In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at __________, 2014 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements. The pro forma balance sheet, pro forma income projections and pro forma cash flow projections are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
4.    Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:
a.    the “fair saleable value” of the property of Company and its Subsidiaries on a consolidated basis is both (A) greater than the total amount of liabilities (including contingent liabilities) of Company and its Subsidiaries on a consolidated basis, and (B) not less than the amount that will be required to pay the probable liabilities on Company’s and its Subsidiaries’ then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Company and its Subsidiaries.

Solvency Certificate

b.    Company and its Subsidiaries do not intend to incur, or believe (nor do they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due.
c.    Company and its Subsidiaries do not have an unreasonably small amount of capital in relation to their business or any contemplated or undertaken transaction.
In computing the amount of such contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
I understand that Administrative Agent and Lenders are relying on this Certificate in extending credit to Company pursuant to the Credit Agreement.
This Certificate is being executed and delivered by the undersigned in [his/her] capacity as an officer of Company and no personal liability will attach to [him/her] in connection with the execution and delivery of this Certificate.

Solvency Certificate

The undersigned has executed this Certificate, in [his] [her] capacity as an officer of Company and not individually, as of the date first written above.
INTRALINKS, INC.
By:
    Name:
    Title:

Solvency Certificate

EXHIBIT XII

[FORM OF] GUARANTY
This GUARANTY (this “Guaranty”) is entered into as of [ ], 2014 by the undersigned (each a “Guarantor”, and together with any future Subsidiaries of Company that become a party hereto pursuant to Section 15 hereof, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of JPMORGAN CHASE BANK, N.A., as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below, any Swap Counterparties (as hereinafter defined) and any Cash Management Banks (as hereinafter defined), and in favor of and for the benefit of the other Beneficiaries (as hereinafter defined).
RECITALS
A.    IntraLinks, Inc., a Delaware corporation (“Company”), has entered into that certain Credit Agreement dated as of February 24, 2014 with IntraLinks Holdings, Inc., a Delaware corporation, Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for Lenders (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).
B.    Company may from time to time enter, or may from time to time have entered, into one or more (i) Hedge Agreements (collectively, the “Lender Swap Agreements” and the obligations thereunder “Swap Obligations”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) and (ii) one or more Cash Management Agreements (collectively, the “Lender Cash Management Agreements”) with one or more Persons that are Lenders, Agents or Affiliates of Lenders or Agents at the time such Lender Cash Management Agreements are entered into (in such capacity, collectively, “Cash Management Banks”), in each case in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements and Lender Cash Management Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.
C.    Guarantied Party, Lenders and each Swap Counterparty and Cash Management Bank for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as “Beneficiaries”.
D.    A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).
E.    It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company’s obligations thereunder be guarantied by Guarantors.
F.    Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

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NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Swap Counterparties to enter into the Lender Swap Agreements and Cash Management Banks to enter into the Lender Cash Management Agreements, Guarantors hereby agree as follows:
1.    Guaranty.
(a)    Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Lender Swap Agreements and Lender Cash Management Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements and Lender Cash Management Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied; provided, that the term “Guarantied Obligations”, as used herein, shall not include or create any guaranty by any Guarantor of any Excluded Swap Obligations of such Guarantor.
Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.
Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Loan Party (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve any Loan Party of any portion of such Guarantied Obligations.
In the event that all or any portion of the Guarantied Obligations is paid by any Loan Party, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.
Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

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(b)    Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.
(c)    Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.
(d)    Each Qualified Eligible Contract Participant Guarantor (as defined below) at the time the guarantee under this Guaranty by any Specified Guarantor (as defined below), or the grant by such Loan Party of a security interest to secure such guarantee, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor with respect to such Swap Obligation as may be needed by such Specified Guarantor from time to time to honor all of its obligations under this Guaranty and the other transaction documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified Eligible Contract Participant Guarantor’s obligations and undertakings under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified Eligible Contract Participant Guarantor under this Section shall remain in full force and effect until the Guarantied Obligations and any other amounts payable under this Guaranty (other than Unasserted Obligations and obligations under Lender Swap Agreements and Lender Cash Management Agreements not yet due and payable) are paid in full in cash and the Commitments and all Letters of Credit are terminated. Each Qualified Eligible Contract Participant Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Guarantor for all purposes of the Commodity Exchange Act. For purposes hereof (i) “Qualified Eligible Contract Participant Guarantor” shall mean, at any time, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at

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such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act and (ii) “Specified Guarantor” shall mean any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to this Section 1).

2.    Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements or the Lender Cash Management Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of the Company under the Loan Documents, the Lender Swap Agreements or the Lender Cash Management Agreements and the obligations of any other guarantor of obligations of the Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.
3.    Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements, the Lender Cash Management Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents, the Lender Cash Management Agreements or the Lender Swap Agreements.
4.    No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason

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(other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements, the Lender Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.
5.    Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against any Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from any Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Loan Party including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Loan Party from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement, any Lender Cash Management Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses

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or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.
6.    Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations (other than Unasserted Obligations and obligations under the Lender Swap Agreements and the Lender Cash Management Agreements not yet due and payable) shall have been paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Loan Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Loan Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Loan Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against such Loan Party, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.
Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.
7.    Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) all costs and expenses, including outside attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Guarantied Party or any other Beneficiary in connection with enforcing any Obligations of or in collecting any payments due from any Loan Party under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.
8.    Financial Condition of the Loan Parties. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of any Loan Party or any matter or fact relating to the business, operations or condition of any Loan Party. Each Guarantor has adequate means to obtain information from the Loan Parties on a continuing basis concerning the financial condition of the Loan Parties and their ability to perform its obligations under the

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Loan Documents, the Lender Swap Agreements and Lender Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Loan Parties and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.
9.    Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.
10.     Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations (other than Unasserted Obligations and obligations under the Lender Swap Agreements and the Lender Cash Management Agreements not yet due and payable) shall remain unpaid or any Lender shall have any Commitment, such Guarantor will perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.
11.    Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time while an Event of Default shall have occurred and be continuing, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty; provided, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
12.    Discharge of Guaranty Upon Sale of Guarantor. If any Guarantor or any of its successors in interest under this Guaranty shall be sold to any Person other than a Loan Party or otherwise shall cease to be a Subsidiary in a transaction not prohibited by the Credit Agreement, such Guarantor or such successor in interest, as the case may be, Guarantied Party shall, at the request of such Guarantor, execute and deliver documents or instruments necessary to evidence the release and discharge of such Guarantor from this Guaranty as provided in subsection 9.6 of the Credit Agreement.
13.    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
14.    Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.
The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents, the Lender Swap Agreements, the Lender Cash Management Agreements or any agreement between one or more Guarantors and one or

XII-7
Guaranty

more Beneficiaries or between Company and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.
ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER, THE COLLATERAL AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION OR ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THIS GUARANTY OR THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY
(I)    ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II)    WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III)    AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT ITS ADDRESS SET BELOW ITS SIGNATURE HERETO;
(IV)    AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

XII-8
Guaranty

(V)    AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI)    AGREES THAT THE PROVISIONS OF THIS SECTION 17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.
15.    Additional Guarantors. The initial Guarantors hereunder shall be Holdings, and such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”) as required under subsection 6.8 of the Credit Agreement, by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.
16.    Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed

XII-9
Guaranty

and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.
17.    Guarantied Party as Agent.
(a)    Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders.
(b)    Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.
18.    Notice of Lender Swap Agreements and Lender Cash Management Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty or Cash Management Bank until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Swap Counterparty or Cash Management Bank, as applicable, as to the existence and terms of the applicable Lender Swap Agreement or Lender Cash Management Agreement, as applicable.
[Remainder of page intentionally left blank.]

XII-10
Guaranty

IN WITNESS WHEREOF, each Guarantor and Guarantied Party have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
INTRALINKS HOLDINGS, INC.

By:
    Name:
    Title:

Address:

INTRALINKS INTERNATIONAL HOLDINGS LLC

By: INTRALINKS, INC., ITS SOLE MEMBER

By:
    Name:
    Title:

Address:

JPMORGAN CHASE BANK, N.A., as Guarantied Party

By:
    Name:
    Title:

Address:     JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops2, Floor 03
Newark, DE 19713-2107
Attention: Dimple Patel
Telecopy: (302) 634-3301
Telephone: (302) 634-4154

XII-S-6

EXHIBIT A

[FORM OF] COUNTERPART FOR ADDITIONAL GUARANTORS
This COUNTERPART (this “Counterpart”), dated _______, 20__, is delivered pursuant to Section 15 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of February 24, 2014 (as it may be from time to time amended, modified or supplemented, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and JPMorgan Chase Bank, N.A., as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 15 thereof and agrees to be bound by all of the terms thereof.
IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of ______________, 20__.
[NAME OF ADDITIONAL GUARANTOR]
By:
    Name:
    Title:
    Address:

XII-A-1
Subsidiary Guaranty

EXHIBIT XIII

[FORM OF] SECURITY AGREEMENT
[To be distributed separately]

XIII-1
Security Agreement

EXHIBIT XIV

[FORMS OF] U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT XIV-1
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to the CREDIT AGREEMENT, dated as of February 24, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among INTRALINKS, INC., a Delaware corporation (“Company”), INTRALINKS HOLDINGS, INC., a Delaware corporation, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this Certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Company with a Certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this Certificate, the undersigned agrees that (1) if the information provided on this Certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:____________________________
Name:
Title:
Date:______________, 20[ ]

XIV-1

EXHIBIT XIV-2
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to the CREDIT AGREEMENT, dated as of February 24, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among INTRALINKS, INC., a Delaware corporation (“Company”), INTRALINKS HOLDINGS, INC., a Delaware corporation, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this Certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a Certificate of its non-U.S. person status on an IRS Form W-8BEN. By executing this Certificate, the undersigned agrees that (1) if the information provided on this Certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]

By:____________________________
Name:
Title:
Date:______________, 20[ ]

XIV-2

EXHIBIT XIV-3
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to the CREDIT AGREEMENT, dated as of February 24, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among INTRALINKS, INC., a Delaware corporation (“Company”), INTRALINKS HOLDINGS, INC., a Delaware corporation, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this Certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this Certificate, the undersigned agrees that (1) if the information provided on this Certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]

By:____________________________
Name:
Title:
Date:______________, 20[ ]

XIV-3

EXHIBIT XIV-4
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
Reference is made to the CREDIT AGREEMENT, dated as of February 24, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among INTRALINKS, INC., a Delaware corporation (“Company”), INTRALINKS HOLDINGS, INC., a Delaware corporation, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s)) in respect of which it is providing this Certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/ is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Term Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its partners/members.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this Certificate, the undersigned agrees that (1) if the information provided on this Certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
[NAME OF LENDER]

By:____________________________
Name:
Title:
Date:______________, 20[ ]

XIV-4

EXHIBIT XVI

[FORM OF] OTHER AFFILIATE ASSIGNMENT AGREEMENT

DATED: ____________
This Other Affiliate Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions for Other Affiliate Assignment and Assumption set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]: ________________________________ ________________________________

2.	Assignee[s]: ________________________________ ________________________________ [for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower(s): Intralinks, Inc., a Delaware Corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

Assignment Agreement

5.
Credit Agreement: The Credit Agreement dated as of February 24, 2014, among IntraLinks, Inc., a Delaware corporation (“Company”), IntraLinks Holdings, Inc., a Delaware corporation, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent for Lenders, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Class of Term Loans Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ________________________________]
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Assignment Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:
    Title:
[NAME OF ASSIGNOR]
By:
    Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
    Title:
[NAME OF ASSIGNEE]
By:
    Title:
Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
    Title:

Assignment Agreement

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
OTHER AFFILIATE ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) it is an Other Affiliate, (iv) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Assumption, (v) [after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans under a Class held by all Other Affiliates (other than Debt Fund Affiliates) constitutes less than 25% of the aggregate principal amount of all Term Loans under such Class then outstanding,] (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (viii) it has received a copy of the Credit Agreement (and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable) and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (ix) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (x) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit

XVI-1

decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (c) [hereby affirms the No Undisclosed Information Representation] and (d) shall at all times be subject to the voting restrictions set forth in subsection 10.1I of the Credit Agreement. The Assignee further acknowledges and agrees that it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Company are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Company or its representatives.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

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EXHIBIT XVII

[FORM OF] INTERCREDITOR AGREEMENT

[to be distributed separately]

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